SCHEDULE 14A INFORMATION
                 Proxy Statement Pursuant to Section 14(a)
                  of the Securities Exchange Act of 1934
                          (Amendment No. _____)



Filed by the Registrant [ X ]
Filed by a Party other than the Registrant [   ]
Check the appropriate box:

       	[ X ] Preliminary Proxy Statement
        [   ] Confidential, for Use of the Commission Only i
              (as permitted by Rule 14a-6(e)(2)
       	[   ] Definitive Proxy Statement
       	[   ] Definitive Additional Materials
       	[   ] Soliciting Material Pursuant to '240.14a-11(c) or '240.14a-12.



                           PREMIS Corporation
             (Name of Registrant as Specified in its Charter)

     (Name of Person(s) Filing Proxy Statement if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

        [   ] No fee required
        [ X ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

          1)  Title of each class of securities to which transaction applies:

          2)  Aggregate number of securities to which transaction applies:

          3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          4)  Proposed maximum aggregate value of transaction:

          5)  Total fee paid:


        [   ] Fee paid previously with preliminary materials.

        [   ] Check box if any part of the fee is offset as provided by Exchange
              Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          1)  Amount Previously Paid:

          2)  Form, Schedule or Registration Statement No.:

          3)  Filing Party:

          4)  Date Filed:




                              PREMIS CORPORATION
                              13220 County Road 6
                           Plymouth, Minnesota 55441
                                (612) 550-1999

                                                                June __, 1999


Dear Shareholder:

You are invited to attend the Annual Meeting of Shareholders to be held at 4:00
p.m., on July    , 1999, at the Ramada Plaza Hotel, located at 12201
Ridgedale Drive in Minnetonka, Minnesota.

        The agenda for this year's meeting includes (a) a proposal to sell the Company's ownership of its subsidiary, PREMIS Systems Canada Incorporated ("PSC") and its OpenEnterprise software to ACA Facilitair BV (the "Transaction"); (b) a proposal to adopt a Plan of Complete Liquidation and Dissolution of the Company (the "Plan of Liquidation"); (c) if the Transaction is approved, to authorize to the Board to retain up to $1 million, in net proceeds of the liquidation for a period of up to 12 months to identify and secure a business combination which may provide shareholders with additional value (the "Holdback"); (d) the election of the five nominee directors named herein and on the proxy card; and(e) the appointment of PricewaterhouseCoopers LLP as auditors for the fiscal year ending March 31, 2000. Following the formal business of the meeting, management of the Company will respond to questions from shareholders.

        Whether or not you plan to attend, it is important that your shares be represented. Accordingly, you are requested to sign and date the enclosed proxy and mail it in the envelope provided at your earliest convenience.


        Very truly yours,


        F.T. Biermeier
        President and Chief Executive Officer






                             PREMIS CORPORATION
                             13220 County Road 6
                          Plymouth, Minnesota 55441
                               (612) 550-1999

                  _________________________________________


                  NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                    TO BE HELD __________________, 1999

                  _________________________________________



To the Shareholders of PREMIS Corporation:

        The Annual Meeting of Shareholders of PREMIS Corporation (the "Company) will be held on __________________, 1999, at 4:00 p.m., at the Ramada Plaza Hotel, located at 12201 Ridgedale Drive in Minnetonka, Minnesota, for the purpose of considering and acting upon the following:

     (i) a proposal to sell the Company's ownership of its subsidiary, PREMIS Systems Canada Incorporated ("PSC") and its OpenEnterprise software to ACA Facilitair BV (the "Transaction");

    (ii) a proposal to adopt a Plan of Complete Liquidation and Dissolution of the Company (the "Plan of Liquidation");

   (iii) if the Transaction is approved and the second payment under the NCR License Agreement is received, authorize to the Board to distribute the cash proceeds of the liquidation while retaining up to $1 million for a period of up to 12 months to identify and secure a business combination which may provide shareholders with additional value, and thereby delaying or terminating the Plan of Liquidation (the "Holdback");

   (iv)  to elect five (5) directors of the Company; and

    (v) to approve the appointment of PricewaterhouseCoopers LLP as auditors for the fiscal year ending March 31, 2000.

   (vi) to act upon such other business as may properly come before the Meeting.

If the Transaction is not approved, or if the Transaction is approved but is not consummated for any reason, management will implement the Plan of Liquidation.

ALL SHAREHOLDERS VOTING BY PROXY SHOULD GIVE DIRECTION ON ALL PROPOSALS TO THE PROXY HOLDER ON THE ENCLOSED PROXY CARD.


        The Board of Directors has fixed the close of business on June 1, 1999 as the record date for the determination of shareholders entitled to vote at the Annual Meeting and to receive notice thereof. The transfer books of the Company will not be closed.

        A PROXY STATEMENT AND FORM OF PROXY ARE ENCLOSED. SHAREHOLDERS ARE REQUESTED TO DATE, SIGN AND RETURN THE ENCLOSED PROXY TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES. IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON. SHAREHOLDERS WHO ATTEND THE MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON IF THEY DESIRE.


        By Order of the Board of Directors


        F. T. Biermeier
        Chairman of the Board


June ___, 1999





                              TABLE OF CONTENTS



GENERAL INFORMATION                                               1

RECORD DATE AND VOTING                                            2

PRINCIPAL SHAREHOLDERS AND OWNERSHIP OF MANAGEMENT                3

MARKET FOR THE COMPANY'S STOCK                                    4

BUSINESS                                                          5

PROPOSAL 1:  SALE OF THE PSC SHARES                               6

DISSENTERS' APPRAISAL RIGHTS                                     11

PROPOSAL 2:  HOLDBACK OF PORTION OF NET PROCEEDS                 16

PROPOSAL 3:  PLAN OF COMPLETE LIQUIDATION AND DISSOLUTION        17

PRO FORMA CASH DISTRIBUTION TO SHAREHOLDERS                      18

ACCOUNTING TREATMENT                                             19

CERTAIN TAX MATTERS                                              19

PROPOSAL 4:  ELECTION OF DIRECTORS                               23

MANAGEMENT                                                       24

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES
EXCHANGE ACT OF 1934                                             29

PROPOSAL 5:  APPOINTMENT OF AUDITORS                             30

SHAREHOLDER PROPOSALS                                            30

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE                30

CAUTIONARY STATEMENT CONCERNING FORWARD LOOKING INFORMATION      31

DIRECTIONS TO ANNUAL MEETING OF SHAREHOLDERS                     32


APPENDICES:

   A   PLAN OF COMPLETE LIQUIDATION AND DISSOLUTION OF PREMIS CORPORATION
   B MINN. STAT. '302A.471 and '302A.473 regarding Dissenters' Rights of Appraisal and Payment





                              PREMIS CORPORATION
                              13220 County Road 6
                           Plymouth, Minnesota 55441
                                (612) 550-1999


                  ________________________________________

                  NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                      TO BE HELD _______________, 1999

                  ________________________________________



                             GENERAL INFORMATION


        This proxy statement is furnished to shareholders by the Board of Directors of PREMIS Corporation (the "Company") for solicitation of proxies for use at the Annual Meeting of Shareholders on July __, 1999, to be held at the Ramada Plaza Hotel, located at 12201 Ridgedale Drive in Minnetonka, Minnesota, at 4:00 p.m., and at all adjournments thereof for the purposes set forth in the attached Notice of Annual Meeting of Shareholders. The purposes of the meeting and the matters to be acted upon are set forth in the accompanying Notice of Annual Meeting of Shareholders.

        Shareholders may revoke proxies before exercise by submitting a subsequently dated proxy or by voting in person at the Annual Meeting. Unless a shareholder gives contrary instructions on the proxy card, proxies will be voted at the Annual Meeting (a) for a proposal to sell the Company's ownership of its subsidiary, PREMIS Systems Canada Incorporated ("PSC") and its OpenEnterprise software to ACA Facilitair BV (the "Transaction"); (b) for a proposal to adopt a Plan of Complete Liquidation and Dissolution of the Company (the "Plan of Liquidation"); (c) if the Transaction is approved, to authorize to the Board to retain up to $1 million, in net proceeds of the liquidataion for a period of up to 12 months to identify and secure a business combination which may provide shareholders with additional value (the "Holdback"); (d) for the election of the nominees named herein and on the proxy card; (e) for the appointment of PricewaterhouseCoopers LLP as auditors for the fiscal year ending March 31, 2000; and (f) in the discretion of the proxy holder as to other matters which may properly come before the meeting. This proxy statement and the enclosed proxy are being mailed to the shareholders of the Company on or about June__, 1999.

        The Company will make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to the beneficial owners of the shares and will reimburse them for their expenses in so doing. To ensure adequate representation of shares at the Annual Meeting, officers, agents and employees of the Company may communicate with shareholders, banks, brokerage houses and others by telephone, facsimile, or in person to request that proxies be furnished. All expenses incurred in connection with this solicitation will be borne by the Company.

RECORD DATE AND VOTING

        The Board of Directors has fixed June 1, 1999, as the record date for the determination of shareholders entitled to vote at the Annual Meeting. As of the close of business on the record date, there were outstanding 5,028,952 shares of Common Stock, par value $.01 per share, which is the only outstanding class of stock of the Company. Each share is entitled to one vote on the proposals to be presented to the meeting.

        The presence at the Annual Meeting in person or by proxy of a majority of the outstanding shares of the Company's Common Stock entitled to vote constitutes a quorum for the transaction of business. Shares voted as abstentions will be counted as present and entitled to vote for purposes of determining a quorum and for purposes of calculating the vote, but will not be deemed to have been voted in favor. Shares held by brokers or nominees which are present in person or represented by proxy, but which are not voted because instructions have not been received from the beneficial owner (and the broker does not have discretionary authority to vote the shares), will be counted as present for purposes of determining a quorum, but will not be considered present and entitled to vote for purpose of calculating the vote.

        Approval of the Transaction and adoption of the Plan of Liquidation require the affirmative vote of the majority of the outstanding shares of the Company's Common Stock entitled to vote, either in person or by proxy.
Approval of the Holdback and approval of the appointment of PricewaterhouseCoopers LLP require the affirmative vote of the majority of the outstanding shares present at the Annual Meeting and entitled to vote, in person or by proxy. Election of directors is by plurality vote (i.e. the directors receiving the highest number of votes would be elected in the event or more nominees than positions). All of the directors and officers of the Company who are also shareholders of the Company have indicated that they intend to vote FOR approval of the Transaction, FOR the Holdback, FOR the Plan of Liquidation, FOR the election of all of the nominees, and FOR the appointment of PriceWaterhouseCoopers LLP. These persons hold of record, as of the record date for the Annual Meeting, and are entitled to vote at the Annual Meeting, an aggregate of 1,978,751 shares (which excludes shares underlying options and warrants otherwise included in their beneficial ownership), or 39.3% of the shares issued and outstanding.

        The Board of Directors unanimously recommends a vote FOR approval of each proposal and each nominee and it is intended that proxies solicited by the Board of Directors will be voted in this manner unless otherwise directed by the shareholder submitting the proxy.



             PRINCIPAL SHAREHOLDERS AND OWNERSHIP OF MANAGEMENT

        The following table sets forth as of June 1, 1999 the beneficial ownership of Common Stock held by (1) each person who is known to the Company to be the beneficial owner of more than 5% of the Common Stock of the Company;
(ii) each current director; (iii) each nominee for election as director; and
(iv) all executive officers and current directors of the Company as a group. Securities reported as "beneficially owned" include those for which the named persons may exercise voting power or investment power, alone or with others. Voting power and investment power are not shared with others unless so stated. The number and percent of shares of Common Stock of the Company beneficially owned by each such person as of May 4, 1999 includes the number of shares which such person has the right to acquire within sixty (60) days after such date.


Name                            Shares Beneficially           Percent
                                     Owned(1)


F.T. Biermeier                     1,907,751(2)                37.9%
Mary Ann Calhoun                      25,000(3)                  *
Gerald F. Schmidt                     15,000(3)                  *
S. Albert D. Hanser                   20,000(4)                  *
Terrence W. Glarner                   11,000(5)                  *

All directors and executive
officers as a group (5 persons)    1,978,751(6)                39.3%

        *  Less than 1%.

       (1) Shares not outstanding but deemed beneficially owned by virtue of the individual's right to acquire them as of the record date, or within 60 days after such date, are treated as outstanding when determining the percent of the class owned by such individual and when determining the percent owned by the group. Unless otherwise indicated, each person named or included in the group has sole voting and investment power with respect to the shares of Common Stock set forth opposite the shareholder's name.
       (2) Includes 75,000 shares held of record by Sandra J. Biermeier.
       (3) Represents shares that may be acquired pursuant to exercise of options.
       (4) Includes 15,000 shares that may be acquired pursuant to exercise of options.
       (5) Includes 10,000 shares that may be acquired pursuant to exercise of options.
       (6) See notes (2) - (5) above.


The business address of Ms. Calhoun, and Messrs. Biermeier is the address of PREMIS Corporation, 13220 County Road 6, Plymouth, Minnesota 55441; the business address of Mr. Schmidt is Cordova Capital, Inc., 2500 Northwinds Parkway, Suite 475, Alpharetta, Georgia 30004; the business address of Mr. Hanser is 1685 Fox, Wayzata, Minnesota 55391; and the business address of Mr. Glarner is Norwest Venture Capital, 2800 Piper Jaffray Building 222 South 9th Street, Minneapolis, Minnesota 55402.




                        MARKET FOR THE COMPANY'S STOCK


The following table sets forth, for the fiscal quarters indicated, a summary of the high and low closing prices of the Common Stock. Prices for the period from September 26, 1996 through July 17, 1998 are high and low closing sale prices as reported by the Nasdaq National Market. The Company's Common Stock was delisted from the Nasdaq National Market, effective the close of business on July 17, 1998, for failure to satisfy the revised listing maintenance standards adopted by The Nasdaq Stock Market, Inc. Prices for the periods prior to September 26, 1996 and after July 17, 1998 represent high and low bids as reported on the Over-the-Counter Bulletin Board system of the National Association of Securities Dealers, Inc. (the "NASD"). Such bid information reflects inter-dealer prices, without retail mark-up, mark-down, or commissions and does not necessarily reflect actual transactions.

                        Common Stock
                       Low        High


Fiscal 1997
First Quarter        $2.125      $4.50
Second Quarter        3.00        5.125
Third Quarter         4.938       6.875
Fourth Quarter        2.625       6.25

Fiscal 1998
First Quarter        $1.625      $3.25
Second Quarter        1.813       2.875
Third Quarter         1.438       2.25
Fourth Quarter         .813       1.75

Fiscal 1999
First Quarter        $1.125     $1.797
Second Quarter         .75       1.406
Third Quarter          .75       1.313
Fourth Quarter         .375       1.00



        The Company's Common Stock currently trades on the NASD's
Over-the-Counter Bulletin Board System under the symbol PMIS.

As of June 1, 1999, the Company had ____ shareholders of record and approximately ____ beneficial holders of its Common Stock.

The Company has never declared or paid any dividends on its Common Stock.





                                  BUSINESS

PREMIS Corporation, a Minnesota corporation, develops, markets and supports a line of enterprise-wide solutions to meet the information needs of multi-store specialty and general merchandise retailing chains. The Company's development efforts have focused on developing leading-edge, industry-specific software systems to collect business information, analyze the collected data and provide timely and meaningful reports to individuals within an organization. The Company's information management software systems are designed to assist businesses with the day-to-day management of their operations and long-term strategic planning. The Company's systems, which remain in development, provide retailers with a variety of integrated functions and benefits, such as:

      .  point of sale ("POS") data collection

      .  "real time" sales analysis reporting

      .  enterprise inventory tracking

      .  improved customer loyalty

      .  gross margin improvement

      .  increased inventory productivity

      .  improved loss prevention

      . on-line enterprise communications, by and between stores and corporate offices


PREMIS OpenEnterprise retail software combines an easy-to-use POS transaction processing interface with sophisticated data analysis and information reporting capabilities at the store and head office. The graphical user interface significantly reduces the cost of training cashier personnel and shortens the time required to process a sale. This software is designed to accelerate information access and provide a wide variety of management reports on a "real time" basis to various levels of an organization. Although initially intended for use by general merchandise and specialty retailing businesses, the sophisticated data acquisition and processing features of the OpenEnterprise products positions the Company's systems to satisfy the needs of the entire retail market.





             PROPOSAL 1:  SALE OF SUBSIDIARY OF THE COMPANY


Terms of the Transaction

        On April 20, 1999, the Company and ACA Facilitair BV, a corporation organized under the laws of The Netherlands ("ACA"), entered into a Stock Purchase Agreement, an Exclusive Software License Agreement, and an Escrow Agreement with Excel Bank in Minneapolis, Minnesota. ACA is a leading supplier of enterprise systems for retailers in the Netherlands. ACA plans to utilize the OpenEnterprise suite of products developed by PSC as product offerings in North America with later introduction in Europe.

Pursuant to the terms of the Stock Purchase Agreement, ACA agrees to purchase and the Company agrees to sell all of the Company's shares of its wholly-owned subsidiary, PREMIS Systems Canada Incorporated ("PSC"). PSC owns the OpenEnterprise software, related customer contracts and maintenance agreements, and rights to the NCR Payment (discussed below). Sale of the PSC shares (the "Transaction") is contingent upon approval by the shareholders of the Company at the Annual Meeting. Pursuant to the terms of the Stock Purchase

Agreement, ACA will purchase the PSC shares for $1,000,000 (US) (which has been deposited in escrow with Excel Bank in the form of $100,000 cash and a $900,000 irrevocable direct pay letter of credit), plus an amount equal to the after tax proceeds of the NCR Payment (i.e., the second installment payment which may be due from NCR Corporation under the terms of the NCR Agreement (see "Recent History," below)).

        ACA has, in effect, operated the business of PSC since April 20, 1999 pursuant to the terms of the Exclusive Software License Agreement, which was executed simultaneously with the Stock Purchase Agreement. If the shareholders do not approve the sale of the PSC shares, the funds and letter of credit currently held under the Escrow Agreement will be released in payment of the one-time license fee under the Exclusive Software License Agreement and the Exclusive Software License Agreement will remain in force and effect in perpetuity, absent an event of default giving rise to a right of termination. In the event that the sale of the PSC shares is not approved by the shareholders, the Company will continue to own the PSC shares (unless subsequently sold) and will retain all rights to receipt of the NCR Payment, if any.

Economic Effect of Approval or Disapproval of the Transaction

        IN THE EVENT THAT THE SHAREHOLDERS DO NOT APPROVE THE TRANSACTION AND THE COMPANY RECEIVES ACA'S $1 MILLION PAYMENT AS A LICENSE FEE, SUCH PAYMENT WILL BE FULLY TAXABLE, UP TO 44.6%, AS A LICENSE SALE UNDER THE CANADIAN TAX CODE. IF THE TRANSACTION IS APPROVED AND THE PAYMENT IS RECEIVED IN PAYMENT FOR THE PSC SHARES, THE PAYMENT WILL REPRESENT A RETURN OF CAPITAL TO THE COMPANY AND WILL NOT BE TAXED UNDER CANADIAN TAX CODE.


Fairness Opinion

        The Company has not obtained any valuation or other fairness opinion concerning the fairness of the terms or price of the proposed Transaction to the shareholders of the Company.


Regulatory Approvals

        The Company believes that no regulatory approvals are or will be required in connection with the Transaction.


Recent History

Since the Company's acquisition of REF Retail Systems Corporation ("REF") on October 1, 1996 the strategy has been to rapidly grow the Company and achieve and secure a leadership position as a provider of enterprise-wide information management systems. The Company's business strategy for attainment of its objective was to provide innovative leading edge systems, expand the Company's marketing and sales efforts to capitalize on first to market product advantages, and pursue strategic acquisitions of complementary products and service capabilities.

In September 1996 (prior to the Company's acquisition of REF), REF entered into a sub-contractor arrangement with NCR Corporation ("NCR") in support of the United States Postal Service ("USPS") POS ONE project. The USPS POS ONE project was awarded on August 13, 1996 to NCR and IBM Corporation. Under this project, the USPS is upgrading and opening new retail stores in various post office locations throughout the United States. NCR's portion of the POS ONE contract involves installation of new POS software and equipment for approximately half of the USPS retail workstations. Under the subcontractor arrangement with NCR, the Company's OpenStore product framework and architecture served as the foundation of the point-of-sale software utilized by NCR in support of NCR's POS ONE contract with the USPS.

Just prior to the acquisition of REF by the Company, REF, in conjunction with NCR, decided to make significant changes to the underlying framework architecture of OpenStore a component of OpenEnterprise in connection with the sub-contractor arrangement with NCR in support of the USPS POS ONE project.
The changes to the framework were expected to enhance the marketability of the commercial release of OpenStore. However, the time and effort devoted to these changes resulted in a delay of the commercial release of OpenStore. The USPS POS ONE project was originally scheduled to commence roll-out in the first half of calendar 1997 with the underlying framework architecture changes incorporated into the OpenStore product.

As a result of these underlying framework changes and other factors, the roll-out of the POS ONE project was ultimately delayed to August 1998. These development delays further impacted the commercial release of OpenStore since the framework architecture used in the USPS POS ONE project was to be utilized in the commercial version of OpenStore. In summary, critical Company resources were assigned to the USPS POS ONE project which suffered a series of delays, all of which worked to the detriment of the Company's commercial prospects.

In September 1997, the Company announced the first commercial sale of OpenEnterprise to Cotton Ginny Limited, a Toronto, Ontario-based specialty fashion retailer. As of the date of this Proxy Statement, the Company has not installed its OpenEnterprise products at Cotton Ginny Limited beyond the initial eight test sites which were installed in September 1998. The Company announced the second sale of OpenEnterprise in June 1998 to LA Weight Loss Centers, Inc. ("LAWL") headquartered in Horsham, Pennsylvania. The Company as of the date of this Proxy Statement, has not installed any production sites at LAWL. Prior to the Company's announcement on February 8, 1999 of its intent to liquidate and dissolve, the Company anticipated installing a lab version of the OpenEnterprise products at LAWL in early March 1999.

In August 1998, the Company announced a software license agreement with NCR which amended the terms of utilization of the Company's commercial OpenStore technology in the USPS POS ONE program (the "NCR Agreement"). The NCR Agreement eliminated the Company's obligations under its previous POS ONE subcontract with NCR to deliver point-of-sale software to the USPS in support of the POS ONE project and allowed the Company to focus its resources exclusively on the commercial development of OpenEnterprise products. In August 1998, the Company received the first of two payments of $3,250,000 under the NCR Agreement.

The second $3,250,000 payment (the "NCR Payment") is contingent upon award by the USPS of Phase II of the POS One Project to NCR. As of the date of this Proxy Statement, such award has not been made and no date for decision has been announced.

Since the acquisition of REF (discussed above), the Company has remained focused on its strategy to rapidly grow the Company and achieve and secure a leadership position as a provider of enterprise-wide information management systems with an initial market focus on the general merchandise and specialty retailing. However, as a result of the initial delays encountered with the release of OpenStore, discussed above, and other factors (See "Risk Factors Associated With Continued Operations"), including the continued depletion of cash reserves, the Company undertook a search for a corporate partner and/or a purchaser of the Company.

From April 1998 until February 1999, when the Board of Directors of the Company made its final decision to propose the liquidation of the Company to its shareholders, the Company had engaged in an exhaustive search for a corporate partner and/or a purchaser of the Company. In July and August 1998, with the assistance of an investment banking firm, the Company sent a description of its business and other solicitation materials to numerous potential strategic partners and potential purchasers of the Company. Throughout the remainder of 1998 the Company continued to pursue these leads. This effort resulted in several inquiries but failed to produce any viable prospects. Although, the Company was successful in securing a strategic relationship with

Siemens Nixdorf which it announced in October 1998, that relationship does not provide the Company with the required marketing, sales and financial strength necessary in the near time frame to bring OpenEnterprise to market beyond its first two customers (Cotton Ginny Limited and LAWL).

On February 4, 1999, the Board of Directors of the Company voted to propose the liquidation of the Company to its shareholders. On February 8, 1999, the Company publicly announced this decision and reduced its staff in Canada to 12 employees from 31. The remaining 12 employees in Canada consisted of 9 development team members and 3 administrative personnel. The 9 development team members focused their efforts on specific development initiatives to enhance the saleability of the Company's OpenEnterprise product offering while maintaining the Company's two existing customers. The administrative personnel focused their efforts on winding down various administrative activities. The Company terminated all remaining development and administrative staff on March 31, 1999. As of May 1, 1999, the Company's Plymouth, Minnesota headquarters operations consist of 4 employees. The Company will continue to support existing non-OpenEnterprise customers from the U. S. throughout the remaining wind down process. The personnel consists of 3 support staff and the Company's CEO. The Company expects to reduce the number of employees to 2 by the end of June 1999.

Risk Factors Associated with Continued Operations

The following Risk Factors were carefully considered by the Board of Directors of the Company prior to the decision to propose the liquidation of the Company to its shareholders:

Significant New Capital Requirements. The Board of Directors of the Company believes that to continue development, attract new customers and achieve market acceptance of its products, the Company would require substantial new capital. For the successful positioning of the Company in a marketplace as broad as "enterprise software for retailers," the Company would be required to fund engineering/software development, marketing, sales, customer sales fulfillment and support activities. In order to extend its cash and ensure completion of the OpenEnterprise products, PREMIS has been reducing expenditures in all these areas, including engineering/software development, since approximately January 1998. As a result of these reductions, activities that are critical to the successful roll-out of the OpenEnterprise product and ramp up of sales have been deferred while the OpenEnterprise product was being completed. As OpenEnterprise moves into production installations in fiscal 2000 it will be necessary to significantly increase expenditures to procure and install additional OpenEnterprise customer sales.

Continued Development and Installation of OpenEnterprise. In 1998, the Company expected to commence the full roll-out of OpenEnterprise to its first customer, Cotton Ginny Limited, in February 1999. However, in early February 1999, certain new technical issues concerning the OpenNet component of OpenEnterprise, plus other existing issues, caused the Company and Cotton Ginny Limited to postpone the scheduled February roll-out to a date which has not yet been determined. The Company estimates the continued development effort to ready the OpenEnterprise product line could delay complete roll-out to its two current customer locations until as late as October 1999. If the Company were successful with the roll-out to its current customer locations within this timeframe it would not expect additional OpenEnterprise product roll-outs until calendar year 2000 at the earliest. At the time of the February 1999 liquidation announcement by the Company, Cotton Ginny Limited made the decision to continue operating its eight test stores pending the sale of the OpenEnterprise technology.

Development of Direct Sales Force. As of February 4, 1999, the Company had no direct sales force in place to market OpenEnterprise. During fiscal 1998, the Company hired a vice president of sales and two direct sales associates. Principally as a result of product development delays, the Company was not able to retain either the vice president of sales or the direct sales associates. The Company believes that it would require substantial resources and time to attract and retain high quality sales management and direct sales associates. The Company does not believe other sales channels could be created in the near term to produce an adequate number of sales opportunities.

Marketing and Brand Recognition. Since the acquisition of REF the Company has invested in the promotion and brand recognition of its OpenEnterprise products. The Company has participated in several trade shows, including Retail Systems and NRF (National Retail Federation). The Company believes that significant promotional and brand recognition expenditures would be necessary over the next 12 months to continue positioning the product. The Company believes its brand recognition has been negatively impacted by the OpenEnterprise product development delays and estimates that it would require substantial resources along with successful installations of the product before the Company would be in a position to secure additional OpenEnterprise product sales.

Client Services and Support. Since January 1998, the Company has continued to reduce its client services and support staff. The reductions in staff have resulted from the continued attrition of its older non-OpenEnterprise customer account base and OpenEnterprise product development delays. The Company has not invested in additional customer support staff due to development delays encountered with its OpenEnterprise products and the limited financial resources available for needs other than continuing with the OpenEnterprise development efforts. As of February 4, 1999, the Company employed a total of 4 customer support and development support staff. The Company has determined that to support the OpenEnterprise product line a significant investment in a client services group is essential. Such resource investment would include attracting and hiring key management personnel, customer support associates and state of the art support tools.

Highly Competitive Market Place and Technological Obsolescence. The markets for the Company's OpenEnterprise products are highly competitive. Several companies offer products with certain features competitive with the Company's products. These competitors and potential competitors include established companies that have significantly greater financial, technical and marketing resources than the Company. The Company believes as a result of the delays encountered with the development of OpenEnterprise its technological lead has been adversely affected. From the time the Company began the development of OpenEnterprise the marketplace and the competitive landscape have undergone significant change. Since the

Company has continued its focus on OpenEnterprise development it has not invested in important areas such as internet commerce, alternative store applications, merchandising tools, forecasting, gift registry and kiosk applications. The Company believes that the lack of these product extensions will have an adverse impact on new sales activity beginning in calendar year 2000. Substantial resources would be required to develop these product extensions and functionality.

Adoption Rate of New Technology. The Company's OpenEnterprise products are Windows NT based end-to-end retail management software. The Company has encountered a tendency to defer Windows NT adoption by many retailers, whose decision involves not only purchase of the Company's software but an investment in new hardware which may cost two to three times as much as the Company's software. Although the Company believes that many retailers eventually will make the decision to utilize the Windows NT operating platform, the transition for many retailers is not expected until calendar year 2000. The deferral of decisions to purchase new hardware along with the Company's OpenEnterprise software has been exacerbated by diversion of retailers' available IT budgets and other resources to Year 2000 investigation and remediation.

Cash Shortfall. The Company believes that its estimated capital requirement needs for continued operations exceed the Company's current cash resources, reported at March 31, 1999 as $2,781,592, plus the additional $3,250,000 NCR Payment expected under its contract with NCR for Phase II of USPS POS ONE program. Estimated capital requirements include funding the development of the OpenEnterprise products, rebuilding the sales and marketing organization, and augmenting the infrastructure for installation and support of the OpenEnterprise products. As discussed above, other factors such as limited brand recognition, limited customer references and limited financial resources, as well as fast encroaching competition and technological obsolescence, will have a considerable impact on the Company's ability to market and sell its OpenEnterprise products during the next 12 to 18 months.


Recommendation of the Board of Directors

The Company's Board of Directors and management carefully considered all of the above factors and evaluated the effect of these factors on future financial projections. Although future financial projections are subject to several assumptions, the financial scenarios evaluated all indicated a significant short fall in required financial resources by the end of fiscal 2000. In addition, the Board of Directors believes that the tax impact of the Transaction is favorable when compared to other transactions involving licensing or sale of the Company's assets. (See "Economic Effect of Approval or Disapproval of the Transaction," above). Accordingly, the Board of Directors unanimously recommends approval of the Transaction.



                       DISSENTERS' APPRAISAL RIGHTS

        Shareholders who do not vote in favor of the Transaction and who do not vote in favor of the Plan of Liquidation are entitled to dissenters' rights under the Minnesota Business Corporation Act ("MBCA").

        Pursuant to Sections 302A.471 and 302A.473, the MBCA holders of the Company's Common Stock are entitled to assert appraisal rights in connection with the Transaction if the Company does not proceed to liquidate and dissolve.
 Pursuant to Section 302A.471, Subd. 1(b), no shareholder will have dissenters' rights if the Plan of Liquidation is approved.

If the Transaction is approved and the Plan of Liquidation is not approved, dissenting shareholders are entitled to obtain payment of the "fair value" of their Common Stock, provided that such shareholders comply with the requirements of the MBCA. In this context, the term "fair value" means the value of the shares of the Common Stock immediately before the effective date of the Transaction.

Procedures for Dissent

        The following is a summary of the statutory procedures to be followed by holders of Common Stock electing to exercise their appraisal rights in order to perfect such rights under the MBCA, and is qualified in its entirety by reference to Sections 302A.471 and 302A.473 of the MBCA, the full text of which is attached hereto as Appendix B. These sections should be reviewed carefully by holders of Common Stock who wish to assert their appraisal rights or wish to preserve the right to do so, since failure to comply with those provisions will result in the loss of such appraisal rights.

        Shareholders who elect to exercise appraisal rights must satisfy each of the following conditions: (a) such holder must file with the Company, before the taking of the vote with respect to the Transaction, written notice of their intention to demand payment of the fair value of their Common Stock (this written notice must be in addition to and separate from any proxy or vote against the Transaction; neither voting against nor a failure to vote for the Transaction will constitute such a notice within the meaning of the Sections 302A.471 and 302A.473); and (b) such holders must not vote in favor of the Transaction and must not vote in favor of the Plan of Liquidation (a failure to vote will satisfy this requirement, but a vote in favor, by proxy or in person, will constitute a waiver of holders' appraisal rights and will nullify any previously filed written notice of intent to demand payment). The Company will consider a proxy that is returned by a shareholder without indicating a direction as to how it should be voted (or an abstention) as constituting such a waiver. Shareholders who fail to comply with either of these conditions will have no appraisal rights with respect to their Common Stock.

        All written notices should be addressed to: F. T. Biermeier, President, PREMIS Corporation, 13220 County Road 6, Plymouth, MN 55441, and filed before the taking of the vote on the Transaction at the Special Meeting and should be executed by, or with the consent of, the holder of record. The notice must reasonably inform the Company of the identity of the shareholder and the intention of such shareholder to demand appraisal rights.

        After a vote approving the Transaction, the Company must give written notice to each shareholder who has filed written notice of intent to demand appraisal and who did not vote in favor of the Transaction or the Plan of Liquidation, setting forth the address to which a demand for payment and stock certificates must be sent by such shareholder in order to obtain payment, and the date by which they must be received. This notice will also include a form for demanding payment to be completed by the shareholder and a request for certification of the date on which the shareholder (or the person on whose behalf the holder is asserting appraisal rights) acquired beneficial ownership of the Common Stock. Shareholders who fail to demand payment or deposit their stock certificates as required by the notice within 30 days after the notice is given will irrevocably forfeit their appraisal rights.

        If a demand for payment and deposits of stock certificates is duly made by a shareholder with the Company as required by the notice, then upon the effectiveness of the Transaction or the receipt of the demand, whichever is later, the Company will pay such holder an amount which the Company estimates to be the fair value of the Common Stock, with interest, if any. For purposes of a holder's appraisal rights under the MBCA, "fair value" means the value of a share of Common Stock immediately before the effectiveness of the Transaction, and "interest" means interest from the effective date of the Transaction until the date of payment at the rate provided by Minnesota law for interest on verdicts and judgments.

        If a shareholder believes the payment received from the Company is less than the fair value of the Common Stock, with interest, if any, such holder must give written notice to the Company of his or her own estimate of the fair value of the Common Stock, with interest, if any, within 30 days after the date of the Company's remittance and demand payment of the difference between his or her estimate and the Company's remittance. If the holder fails to give written notice of such estimate to the Company within the 30-day time period, such shareholder will be entitled only to the amount remitted by the Company.

        If the Company and the shareholder cannot settle the shareholder's demand within 60 days after the Company receives the shareholder's estimate of the fair value of his or her Common Stock, then the Company will file an action in a court of competent jurisdiction in Hennepin County, Minnesota, requesting that the court determine the fair value of the Common Stock. All shareholders whose demands are not settled within the applicable 60-day settlement periods shall be made parties to this proceeding.

        After notice to such shareholders, the court will institute proceedings to determine the fair value of the Common Stock. The court may appoint one or more persons as appraisers to receive evidence and make recommendations to the court. Dissenting shareholders will be entitled to discovery on the same basis as any other party to a civil action. The court will determine the fair value of the shares of Common Stock, taking into account any and all factors the court finds relevant, computed by any method or combination of methods that the court, in its discretion, sees fit to use. The fair value of the Common Stock as determined by the court is binding on all shareholders. If the court determines that the fair value of the Common Stock is in excess of the Company's estimate of the fair value of the Common Stock, then the court will enter a judgment in favor of the holders in an amount by which the value determined by the court exceeds the Company's estimated value, plus interest. If the court determines that fair value of the Common Stock is less than the Company's estimate, the dissenting shareholder will not be liable to the Company for the amount by which the estimate exceeds the fair value as determined.

Certain Federal Income Tax Consequences of Dissent

        Dissenting shareholders of the Company may be subject to state and federal income tax, as described below.

        Under currently existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Regulations promulgated thereunder, applicable judicial decisions and administrative rulings, all of which are subject to change, the federal income tax consequences described below are expected to arise in connection with the exercise of dissenters' rights. Due to the complexity of the Code, the following discussion is limited to the material federal income tax aspects for a shareholder who properly exercises his or her dissenters' rights under the MBCA, who is a citizen or resident of the United States and who, on the date of disposition of such holder's shares of Common Stock, holds such shares as a capital asset. The general tax principles discussed below are subject to retroactive changes that may result from subsequent amendments to the Code. The following discussion does not address the material federal income tax aspects for any dissenting shareholder who is not a citizen or resident of the United States. The following discussion does not address potential foreign, state, local and other tax consequences, nor does it address taxpayers subject to special treatment under the federal income tax laws, such as life insurance companies, tax-exempt organizations, S corporations, trusts, and taxpayers subject to the alternative minimum tax. In addition, the following discussion may not apply to dissenting shareholders who acquired their shares upon the exercise of employee stock options or otherwise as compensation. SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE FEDERAL, FOREIGN, STATE, AND LOCAL TAX CONSEQUENCES OF THE DISPOSITION OF THEIR SHARES PURSUANT TO EXERCISE OF DISSENTERS' RIGHTS.

        For federal income tax purposes, the Transaction will be treated as a taxable redemption of Common Stock from each holder of the Company's Common Stock who properly exercises dissenters' rights, subject to the provisions of
Section 302 of the Code. Under the rules of Section 302, the determination of whether the exchange of Common Stock for cash pursuant to the exercise of dissenters' rights has the effect of a distribution of a dividend will be made, on a shareholder by shareholder basis, by comparing the proportionate, percentage interest of a shareholder after the Transaction with the proportionate, percentage interest of such shareholder before the Transaction. In making this comparison, there must be taken into account (1) any other shares of Common Stock actually owned by such shareholder, and (2) any such shares considered to be owned by such shareholder by reason of the constructive ownership rules set forth in Section 318 of the Code. These constructive ownership rules apply in certain specified circumstances to attribute ownership of shares of a corporation from the shareholder actually owing the shares, whether an individual, trust, partnership or corporation, to certain members of such individual's family or to certain other individuals, trusts, partnerships or corporations. Under these rules, a shareholder is also considered to own any shares with respect to which the shareholder holds stock options.

        Under applicable Internal Revenue Service guidelines, such a redemption involving a holder of a minority interest in the Company whose relative stock interest in the Company is minimal, who exercises no control over the affairs of the Company and who experiences a reduction in the shareholder's proportionate interest in the Company, both directly and by application of the foregoing constructive ownership rules, generally will not be deemed to have resulted in a distribution of a dividend under the rules set forth in Section 302(b)(1) of the Code. Accordingly, the federal income tax consequences to the Company's shareholders who exercise dissenters' rights will generally be as follows:

        (i) Assuming that the shares of Common Stock exchanged by a dissenting shareholder for cash in connection with the Transaction are capital assets in the hands of the dissenting shareholder, such dissenting shareholder may recognize a capital gain or loss by reason of the consummation of the Transaction.

        (ii) The capital gain or loss, if any, will be long-term with respect to shares of the Company's Common Stock held for more than twelve (12) months and short-term with respect to such shares held for twelve (12) months or less.

        (iii) The amount of capital gain or loss to be recognized by each dissenting shareholder will be measured by the difference between the amount of cash received by such dissenting shareholder in connection with the exercise of dissenters' rights and such dissenting shareholder's adjusted tax basis in the Common Stock.

        (iv) An individual's long-term capital gain is subject to federal income tax at a maximum rate of 20%, while any capital loss can be offset only against other capital gains plus $3,000 of other income in any tax year ($1,500 in the case of a married individual filing a separate return). Capital losses in excess of these limits can be carried forward to future years.

        (v) A corporation's long-term capital gain is subject to federal income tax at a maximum rate of 35%, while any capital loss can be offset only against other capital gains in any tax year, subject to the carryback and carryforward rules of the Code.

        Cash payments made pursuant to the Transaction will be reported to the extent required by the Code to dissenting shareholders and the Internal Revenue Service. Such amounts will ordinarily not be subject to withholding of U.S. federal income tax. However, backup withholding of such tax at a rate of 31% may apply to certain dissenting shareholders by reason of the events specified in Section 3406 of the Code and the Treasury Regulations promulgated thereunder, which include failure of a dissenting shareholder to supply the Company or its agent with such dissenting shareholder's taxpayer identification number. Accordingly, dissenting shareholders (or other payees) will be asked to provide the dissenting shareholder's taxpayer identification number (social security number in the case of an individual, or employer identification number in the case of other dissenting shareholders of the Company) on a Form W-9 and to certify that such number is correct. Withholding may also apply to dissenting shareholders who are otherwise exempt from such withholding, such as a foreign person, if such person fails to properly document its status as an exempt recipient. Each dissenting shareholder of the Company, and, if applicable, each other payee, should complete and sign a Form W-9 to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is proved in a manner satisfactory to the Company.

        The federal income tax consequences set forth above are for general information only. Each holder of shares of common stock is urged to consult his or her own tax advisor to determine the particular tax consequences to such shareholder of the transaction (including the applicability and effect of foreign, state, local and other tax laws).




             PROPOSAL 2:  HOLDBACK OF PORTION OF NET PROCEEDS

If the Stock Purchase Agreement is approved and the Transaction becomes effective, the Company will receive a cash purchase price of $1,000,000, plus the net after tax NCR Payment (if there is an NCR Payment). In addition, ACA will assume the Company's obligations under existing OpenEnterprise customer contracts.

Subject to shareholder approval of this Proposal 2, the sale of PSC shares (See Proposal 1), and receipt of the NCR Payment, management of the Company intends to distribute substantially all of the net proceeds to the shareholders, with a holdback up to $1,000,000 (the "Holdback"). It is the intention of management to use the Holdback to seek a business combination with another entity in an industry management deems suitable. Management believes that the Company's cash and its status as a publicly traded entity filing reports with the Securities and Exchange Commission may be attractive to potential partners and that such a business combination may provide value to the Company's shareholders which exceeds the value of the cash being held back from distribution. The nature and extent of participation by the shareholders in any such business combination would be determined in connection with such a transaction. If it is determined that there will be no NCR Payment (and, accordingly, that no additional payment will be received by the Company in connection with the Transaction) the Company will cease its search for a business combination and will fully implement the Plan of Liquidation.

Until distribution to the shareholders (and with respect to the Holdback, until application to a business combination), the net proceeds of the Transaction (net after deduction of the expenses incurred by the Company in connection with the Transaction and satisfaction of certain other obligations) will be invested in U.S. government securities, AAA corporate securities or a money market mutual fund. If no suitable business combination is identified within twelve months following completion of the Transaction, management will fully implement the Plan of Liquidation and will distribute the remaining Holdback to the shareholders. Management may elect to distribute the remaining Holdback in complete liquidation prior to the expiration of twelve months, in its sole discretion.

        Consummation of any business combination will be subject to vote and approval by the shareholders. If a business combination is approved by the shareholders, the Plan of Liquidation will be terminated.

        The Company's future operating costs are expected to be approximately $20,000 per month in the event of disapproval of the Holdback and adoption of the Plan of Liquidation, or $8,000 per month (for a longer period of time than contemplated in the event of immediate implementation of the Plan of Liquidation) in the event of approval of the Holdback and search for a business combination. Such costs consist of salary, benefits and incidental expenses and will be paid from retained cash, monies related to the NCR Payment (if any), liquidation of assets, and interest income on the net proceeds of the Transaction (if approved). At the end of the Holdback period the amount of cash, after monthly operating expenses and interest income, available for either a business combination or to be distributed to the shareholders is expected to be greater than $950,000,

PROPOSAL 3:  PLAN OF COMPLETE LIQUIDATION AND DISSOLUTION

        On May 7, 1999, the Board of Directors of the Company adopted the Plan of Liquidation, a copy of which is attached to this Proxy Statement as Appendix
A. At the Annual Meeting, the Company is seeking ratification and approval of the Board's action and the affirmative adoption of the Plan of Liquidation by the shareholders. The summary description of the Plan of Liquidation and its effects set forth below is qualified in its entirety by reference to the Plan itself. The Plan of Liquidation provides that upon adoption by the shareholders, the Company will proceed to liquidate its assets and to dissolve its corporate existence in accordance with Minnesota law. If the shareholders approve the Holdback (See Proposal 2), complete implementation of the Plan will be deferred for up to 12 months. If a business combination is identified and approved by the shareholders, as described in Proposal 2, the Plan of Liquidation will be abandoned.

        Assuming the Plan of Liquidation is approved by the shareholders at the Annual Meeting and is implemented, the Board of Directors will proceed in the following manner:

1. The Company will file a Notice of Intent to Dissolve with the Minnesota Secretary of State.

2. The Board will collect monies owed to the Company and sell the Company's assets in one or more transactions.

3. The Company will give notice, by mail and publication, to known and unknown creditors and claimants, and will pay or provide for payment of all debts and liabilities of the Company and all expenses of liquidation and dissolution (to the extent of available funds realized upon the sale of the Company's assets plus existing cash on hand).

4. After all assets of the Company have been reduced to cash and all creditors' claims have been paid or provided for, and if there then are no pending legal, administrative or arbitration proceedings (or adequate provisions have been made to satisfy any liability arising from such proceedings), the Company will distribute all remaining assets (consisting solely of cash) to the shareholders in one or more installments. Following this distribution, the Company will file Articles of Dissolution with the Secretary of State of Minnesota and will take any and all other necessary or appropriate actions to dissolve and to terminate the Company's existence.

It is currently anticipated that the Company will make an initial distribution to shareholders not later than December 31, 1999, assuming receipt by that date of the NCR Payment or the portion of the Transaction purchase price related to the NCR Payment or a determination by that date that such payment will not be received. See "PRO FORMA CASH DISTRIBUTION TO SHAREHOLDERS" for more detailed information regarding the anticipated per share distribution amount.
PRO FORMA CASH DISTRIBUTION TO SHAREHOLDERS

The following unaudited pro forma information is presented on the basis of future projections for the amount of cash available for distribution to shareholders of the Company. The amounts are based on management's estimates of future events related to the liquidation and dissolution of the Company. There can be no assurance that such estimates will actually result in either the collection or distribution of cash. The Company anticipates that it will have an initial distribution of net cash during the third quarter of fiscal 2000 (by the end of December 1999). However, the Company does not expect any cash distribution prior to (a) the receipt of the NCR Payment of $3,250,000 which may become due in connection with the USPS POS ONE project (or the portion of the Transaction purchase price related to the NCR Payment), or (b) a determination that such additional payment will not be due and payable.

          Selected Pro Forma Cash Distribution Information

                                               Complete      With    Without NCR
                                             Liquidation   Holdback     Payment

Cash and cash equivalents at May 1, 1999 (1)  $2,562,000  $2,562,000  $2,562,000

Cash Inflows
Operating receipts (2)                           240,000     240,000     240,000
Sale of Company assets (3)                        45,000      45,000      45,000
Estimated US Federal tax refund for F1999        264,000     264,000     264,000
Cash from Sale of PSC Stock                    1,000,000   1,000,000   1,000,000

Cash Outflows
Continued operating & other wind down expenses   465,000     465,000     465,000
Severance and related expenses (4)               110,000     110,000     110,000

Estimated Net cash available for distribution
  to Shareholders before NCR Payment           3,536,000   3,536,000   3,536,000

NCR Payment net of taxes (5)                   3,150,000   3,150,000        -

Amount of holdback to seek a business
combination                                            0   1,000,000           0


Net cash available for distribution
  to shareholders                             $6,686,000   5,686,000   3,536,000


Estimated distribution per common share (6)        $1.25       $1.06        $.66

Footnotes:
(1)        Cash and cash equivalents (unaudited)
(2)        Estimated Receipts collected in the ordinary course of business.
(3) Estimated proceeds primarily related to the sale of the Company's office furniture and computers and related equipment.
(4) As of May 1, 1999, the Company has paid all amounts due related to severance for employees of PSC, its Canadian subsidiary. As of May 1, 1999, the Company had five full time employees and 1 part time employee. The above amount represents the severance and related expenses for the remaining employees. This amount will be paid prior to the final distribution to shareholders.
(5) The NCR Payment is the second payment of $3,250,000 due under the software license agreement with NCR Corporation under which a one-time software license fee will be paid to the Company by NCR in two installments of $3,250,000. The first license fee installment was received during the second quarter of fiscal 1999 (received in August 1998). The second installment is payable only if NCR receives an order for Phase II application software as part of the POS ONE program, which includes PREMIS OpenStore. PREMIS will reimburse ACA for estimated taxes attributable to income remaining after PSC loss carried forwards and investment tax credits are applied to the NCR Payment.
(6) Consists of 5,028,952 shares of Common Stock outstanding, plus exercisable options to purchase 224,000 shares of Common Stock.




                              ACCOUNTING TREATMENT

        If the proposed Plan of Liquidation is approved, the Company will adopt the liquidation basis of accounting. The liquidation basis of accounting will not be adopted in Company financial statements issued prior to such approval.

        Financial statements prepared on a liquidation basis of accounting generally consist of a statement of net assets in liquidation and a statement of changes in net assets in liquidation. In general the statement of net assets would be unclassified; the excess of assets over liabilities would be presented as a single amount designated "net assets in liquidation," with disclosure of the related per share amount. The statement of changes in net assets would include summarized increases and decreases in net assets resulting from (1) liquidating activities including liquidating dividends and (2) net operating results.

CERTAIN TAX MATTERS

The Company

        The Internal Revenue Code of 1986, as amended (the "Code"), provides that, in general, gain or loss is recognized by a corporation on the sale of its property, whether in contemplation of liquidation or otherwise (other than a corporate liquidation under Section 332 of the Code). The distribution of cash proceeds from the sale to its shareholders is not a separate taxable event to the Company. In the case of the proposed distribution pursuant to the Plan of Liquidation, the only assets to be distributed will be cash proceeds. Therefore, no gain or loss will be recognized to the Company as a result of the distribution.

If Proposal 2 is adopted and the Company actually invests the Holdback in another business, the Company will treat the distribution of its remaining cash proceeds as a "partial liquidation" distribution within the meaning of Section 302(b)(4) and (e) of the Code with respect to its non C-corporation shareholders. The distribution will be treated as a dividend to the Company's C-corporation shareholders. The Company will not seek a private letter ruling from the Internal Revenue Service or an opinion of counsel that the distribution under Proposal 2 will qualify as a partial liquidation. The Internal Revenue Service may disagree with the Company's characterization of such distributions as partial liquidating distributions and may characterize them as dividend distributions. If the Internal Revenue Service attempts to recharacterize the distributions as dividends, the recharacterization will have no impact on the Company.

        Under Section 6043(a)(1) of the Code, a liquidating corporation must file Form 966 with the Internal Revenue Service (the "IRS") within thirty (30) days after its adoption of a plan of liquidation. In addition and subject to certain exceptions, a liquidating corporation that makes a distribution of $600 or more in a calendar year to any shareholder must file Form 1099-DIV with respect to each such shareholder. Such forms must be sent to the shareholders on or before January 31 of the year following the calendar year in which the distribution occurs and must be filed with the Internal Revenue Service on or before February 28 of the year following the calendar year in which the distribution occurs.

The Shareholders

        Pursuant to Section 331 of the Code, amounts received by a shareholder in a complete liquidation distribution are treated as full payment in exchange for all of the shareholder's stock. The foregoing rule applies to both C-corporation shareholders and non C-corporation shareholders, which includes individual shareholders. Amounts received by a non-C-corporation shareholder as a partial liquidation distribution are treated as full payment in exchange for part of the shareholder's stock pursuant to Sections 302(a) and (b)(4) of the Code. A non C-corporation shareholder will be deemed to have sold that portion of his or her stock that the amount distributed to such shareholder bears to the fair market value of the Company's stock owned by such shareholder immediately before the distribution. Amounts received by C-corporation shareholders pursuant to the partial liquidation proposal will be treated as dividend distributions with respect to their stock in the Company pursuant to Section 346(b)(4) and 316. For the purposes of determining whether stock in the Company is owned by a C-corporation or not, stock of the Company owned by a partnership, estate or trust shall be considered as owned by its partners or beneficiaries.

The amount of gain or loss realized by a non C-corporation shareholder of the Company will be computed by comparing (a) the amount of cash received by such shareholder to (b) the shareholder's basis in all of his or her Common Stock if the distribution is in complete liquidation or in the part of his or her Common Stock which is deemed to be purchased if the distribution is in partial liquidation. Under applicable Treasury Regulations, gain or loss is computed on a "per share" basis. Accordingly, if a shareholder of the Company has acquired shares of Common Stock at different prices or at different times, the shareholder can have a different basis amount for shares of Common Stock in each block. If the distribution is in partial liquidation, a non-C-corporation shareholder has the opportunity to select and designate the block or blocks of Common Stock from which the shares of Common Stock are being purchased. The amount the non C-corporation shareholder receives in a liquidating distribution (complete or partial) must be allocated pro rata to each share of stock being purchased. In the case of a complete liquidation, this allocation will be to all of the shares of Common Stock owned by the shareholder and, in the case of a partial liquidation, to only a part of the shares owned by the shareholder. With respect to each share of Common Stock sold, a cost recovery approach is applied; i.e. the full basis of each share of stock sold must be recovered before any gain is recognized on that share. In the case of the Company, two or more distributions are possible. The basis recovery rules discussed above apply to the aggregate basis of all of the non C-corporation shareholder's stock in the case of a complete liquidation or to the part of the stock being purchased in the case of a partial liquidation, even though only a portion of the shares may be surrendered at the time of the first distribution.


        The character of a shareholder's gain or loss is determined by the character of the Common Stock in that shareholder's hands. If the stock is a capital asset, the gain or loss is generally a capital gain or loss. However, if the shareholder is deemed to be a dealer in securities, or if the Common Stock otherwise falls under an exception to the definition of "capital asset," the gain or loss may be ordinary rather than capital.

        If the stock is a capital asset, the gain or loss will be long-term or short-term depending on how long the shareholder has owned the stock. Generally, for a liquidating distribution received after December 31, 1997, the gain or loss will be long-term capital gain or loss if the shareholder has owned the Common Stock for more than twelve (12) months. If a shareholder of the Company has acquired blocks of Common Stock at different times, the holding period for each block of stock is computed separately based upon the date that the block of stock was acquired. In certain circumstances, such as stock acquired by gift or inheritance, the present owner's holding period is increased by the period the Common Stock was owned by certain predecessor owners. In the case of a partial liquidation, a non-C-corporation shareholder has the opportunity to select and designate the block or blocks of Common Stock from which the shares of Common Stock are being purchased.

        If the gain is a long-term capital gain for any non C-corporation shareholder, the federal income tax rate cannot exceed 20% (10% for taxpayers in the 15% tax bracket). On the other hand, capital losses (both long-term and short-term) are only deductible to the extent of capital gains plus up to $3,000 of other income for non C-corporation taxpayers. Favorable lower tax rates are not available to C-corporation taxpayers under the current Code. Excess capital losses may be carried forward for an unlimited number of years by non C-corporation taxpayers. C-corporation taxpayers may carry excess capital losses back three (3) years and forward five (5) years.

If the distribution is in complete liquidation, the foregoing discussion applies equally to shareholders that are C-corporations and to those who are not. If the distribution is in partial liquidation, the foregoing discussion does not apply to shareholders of the Company that are C-corporations, determined at the partner or beneficiary level for any stock owned by a partnership, estate or trust. For a C-corporation shareholder, distributions pursuant to the partial liquidation proposal will be dividends, (a) taxable as ordinary income to the extent of the pro rata portion of Company's current or accumulated earnings and profits attributable to the shares of Common Stock owned by the C-corporation shareholder, (b) then, any excess is a nontaxable return of basis to the extent of any distribution in excess of earnings and profits determined on a share by share basis up to the amount of each share's basis and, (c) finally, any remaining excess is a gain from the sale of each share to the extent all basis attributed to that share is recovered. Because favorable lower tax rates are not available to C-corporation under the current Code, it does not matter whether any gain is a capital gain to a C-corporation shareholder. C-corporation taxpayers may carry excess capital losses back three
(3) years and forward five (5) years. For C-corporation shareholders, the dividend should qualify for the so-called dividend received deduction provided for by Section 243 of the Code, subject to the limitations set forth in that Section. In addition, to the extent the dividend distribution is an "extraordinary dividend" with the meaning of Section 1059 of the Code, C-corporation shareholders may be required to reduce its basis in their Common Stock as set forth in Section 1059 of the Code.

If the Internal Revenue Service is successful in recharacterizing the partial liquidation distributions as dividends, the resultant income tax treatment to C-corporation and non C-corporation shareholders will be the same as that described in the preceding paragraph for partial liquidation distributions to C-corporation shareholders except that the comments with respect to Sections 243 and 1059 will not apply to non C-corporation shareholders. Dealing with the Internal Revenue Service with respect to any such recharacterization will be the responsibility of each shareholder.

The Company has not made a separate calculation of it accumulated earnings and profits and cannot precisely estimate it earnings and profits for the current year. However, the Company believes that it presently has no accumulated earnings and profits, that it will have no earnings and profits in the current year and that to the extent that it has earnings and profits in the year or years of distribution they will be small. To the extent that the Company actually has no accumulated earnings and profits, distributions to both C-corporation and non C-corporation shareholders will be treated as a recovery of basis with the remainder as gain, as discussed above.

        THE FOREGOING IS NOT A DEFINITIVE DISCUSSION OF ALL OF THE POSSIBLE FEDERAL INCOME TAX CONSEQUENCES OF THE LIQUIDATION OF THE COMPANY. FURTHER, THE FOREGOING DISCUSSION DOES NOT DEAL WITH ANY STATE INCOME TAX CONSEQUENCES. EACH SHAREHOLDER IS ADVISED TO CONSULT HIS OR HER INCOME TAX ADVISER.






                     PROPOSAL 4:  ELECTION OF DIRECTORS

        The Bylaws of the Company provide that the number of directors shall be as fixed from time to time by resolution of the Board of Directors. The current number of members of the Board of Directors is five (5). The directors elected at this Annual Meeting, and at Annual Meetings thereafter unless otherwise determined by the Board or the shareholders, will serve a one-year term expiring upon the election of their successors at the next annual meeting. The five persons designated by the Board of Directors as nominees for election as directors at the Annual Meeting are F.T. Biermeier, Mary Ann Calhoun, Gerald
F. Schmidt, S. Albert D. Hanser and Terrence W. Glarner.

        In the event any nominee should be unavailable to stand for election at the time of the Annual Meeting, the proxies may be voted for a substitute nominee selected by the Board of Directors.

        See "MANAGEMENT" for biographical information concerning F.T. Biermeier and Mary Ann Calhoun, who are employees of the Company. The following biographical information is furnished with respect to each of the other nominees.

        Gerald F. Schmidt has been a Director of the Company since June of 1986. Since 1989, Mr. Schmidt has been President and CEO of Cordova Capital, Inc., a venture capital firm located in Atlanta, Georgia. Cordova Capital is the General Partner in four growth funds with $92 million dollars under management. From 1984 to 1988, he was a Senior Vice President and partner at O'Neill Development Inc., a commercial real estate development firm in Atlanta, Georgia. From 1966 to 1984, he held various positions in sales and marketing management and was Vice President and General Manager of two divisions at Jostens in Minneapolis, Minnesota.

S. Albert D. Hanser was elected as a Director of the Company in September 1996. He has served as Chairman of Hanrow Financial Group, Ltd., a merchant banking firm since 1989; as chairman of Astrocom Corporation since 1992; and as chairman of Prevention First Inc. since 1997. Mr. Hanser is also currently a member of the Boards of Directors of Hawkins Chemical, Inc. and E-Z Gard Industries, Inc.

        Terrence W. Glarner has been a director since October 1997. Since 1993, Mr. Glarner has been President of West Concord Ventures, Inc. Mr. Glarner also currently consults with Norwest Venture Capital, an entity affiliated with Norwest Growth Fund, Inc. Prior to starting West Concord Ventures, Inc., Mr. Glarner was President of North Star Ventures, Inc. from 1988 to February 1993, a firm which he joined in 1976. Mr. Glarner currently serves as a director of Aetrium, Cima Labs, Datakey, and FSI, all of which are publicly-held companies.

        For information concerning compensation of directors, see "MANAGEMENT - Director Compensation."




                                   MANAGEMENT

Directors and Officers

        The directors and executive officers of the Company as of May 4, 1999 are as follows:

        Name               Age                    Position
_______________________  ______  _____________________________________________


F.T. Biermeier             59    President and Chief Executive Officer,
                                 Chief Financial Officer and Director
Mary Ann Calhoun           40    Vice President, Secretary and Director
Gerald F. Schmidt          59    Director
S. Albert D. Hanser        62    Director
Terrence W. Glarner        56    Director


        F.T. Biermeier has been a Director of the Company since its inception in April 1982. Since May of 1988, he has been President and Chief Executive Officer. From June 1986 to May 1988, he was Chairman and Chief Executive Officer. From April 1982 to June 1986, he was President and Secretary. He also functions as the Company's Treasurer. From 1980 to 1983, he operated an independent management consulting firm, F.T. Biermeier & Associates, Inc. From July of 1986 to January 1988, Mr. Biermeier was President and Chief Executive Officer of Intran Corporation, a supplier of imaging software to publishing organizations, and devoted part-time efforts to the Company. Mr. Biermeier assumed the role of Chief Financial Officer of the Company on April 6, 1999, effective with the resignation of Richard R. Peterson. Mr. Biermeier is married to Mary Ann Calhoun, a Director and Vice President of the Company.

        Mary Ann Calhoun has been a Director and Vice President of the Company since June of 1986. From 1983 to 1986, she held positions of Customer Support Representative, Manager Customer Support and Director of Software Development and Customer Support of PREMIS. From 1980 to 1983, she held positions in the United States Senate office of Senator David Durenberger, including Assistant to the Press Secretary and Manager of Information Systems. Ms. Calhoun is married to F. T. Biermeier, a Director and President of the Company.

        See "ELECTION OF DIRECTORS" for information concerning the non-employee members of the Board of Directors.

        All directors of the Company hold office until the next regular meeting of the shareholders or until their successors are elected and qualify. All officers hold office until their successor is appointed by the Board. There are no arrangements or understandings between any of the directors or officers or any other person pursuant to which any person was or may be elected as a director or selected as an officer of the Company.


Officers

        The officers of the Company are elected annually by the Board of Directors and serve until their successors are elected and qualified, subject to earlier removal by the Board.

Director Compensation

        Non-employee directors receive $500 per meeting and are reimbursed by the Company for their actual out-of-pocket expenses for telephone, travel, and miscellaneous items incurred on behalf of the Company. In addition, during the fiscal year ended March 31, 1999, each non-employee director received a five-year non-qualified option to purchase 5,000 shares of Common Stock exercisable at fair market value as of the date of grant.

Board Committees and Meetings

        The Board of Directors has established an Audit Committee comprised of Gerald F. Schmidt and S. Albert D. Hanser, who are non-employee members of the Board. The purpose of the Audit Committee is to (1) annually select a firm of independent public accountants as auditors of the books, records and accounts of the Company; (2) review the scope of audits made by the independent public accountants; and (3) receive and review the audit reports submitted by the independent public accountants and take such action in respect of such reports as the Audit Committee may deem appropriate to assure that the interests of the Company are adequately protected.

        During the year ended March 31, 1999, the Board of Directors met five times and otherwise conducted business by unanimous written action; and the audit committee of the Board met one time. Each incumbent director attended at least 75% of the meetings of the Board of Directors and committee on which he or she served.

Executive Compensation and Employment Agreements

        The following table discloses compensation received by the Company's President and Chief Executive Officer, and each other executive officer whose aggregate cash compensation exceeded $100,000 (the "Named Executive Officers") during the fiscal year ended March 31, 1999.


                      Summary Compensation Table


                                                                     Long-Term
                                        Annual Compensation         Compensation
                                 ___________________________________ ___________
                         Year
Name and                 Ended                        Other Annual      Options
Principal Position      March 31  Salary     Bonus   Compensation(1)   (#shares)
________________________ ______  _________ _________ _______________ ___________


F.T. Biermeier            1999   $128,000      -0-     $3,950             -0-
 Chief Executive Officer  1998    128,000      -0-      3,382             -0-
 And President            1997    141,057      -0-      1,112             -0-
Richard R. Peterson       1999    129,146(2) $50,000      712            95,000
 Chief Financial Officer  1998     80,625      -0-      1,007             -0-
                          1997     21,875      -0-      -0-              50,000
Jeffrey A. Imm            1999    126,621(3)  50,000      923            75,000
 Chief Operating Officer  1998     83,749      -0-        879             -0-
                          1997     38,510      -0-      -0-              80,000



(1) Represents contributions to the Company's Employee Retirement 401(k) Plan and other fringe benefits.
(2) Include separation payments and payments for accrued vacation paid April 1, 1999 totaling $34,146.
(3) Include separation payments and payments for accrued vacation in fiscal 1999 totaling $32,256.



        The Company currently has no employment agreement with Mr. Biermeier or any executive officer. However, in connection with the termination of most of the Company's operations in March and April 1999, and the separation of substantially all of its employees, including Jeffrey A. Imm, Chief Operating Officer, in March, and Richard R. Peterson, Chief Financial Officer, in April, the Company has agreed to pay these executive officers, as separation payment, four months' salary, plus benefits, from the date of separation. Fritz T. Biermeier and Mary Ann Calhoun, the two remaining executive officers, will continue to draw salaries (i) until liquidation or a business combination is concluded, in the case of Mr. Biermeier (except that his salary may be reduced to reflect part-time engagement if appropriate in light of the Company's needs) and (ii) until arrangements have been concluded for the support and maintenance of certain remaining non-OpenEnterprise customer contracts, in the case of Ms. Calhoun. Both Mr. Biermeier and Ms. Calhoun will receive four months' salary, plus benefits, after the date of termination of their regular salary and their separation from employment with the Company.


Stock Options

        The Company's 1994 Employee Incentive Stock Option Plan (the "Option Plan"), was adopted to provide incentives to selected employees of the Company.
 The Board of Directors is authorized to grant options under the Option Plan for purchase of up to 500,000 shares of Common Stock at exercise prices not less than the fair market value of the Common Stock as of the grant date. As of April 30, 1999, there were outstanding options to purchase an aggregate of 399,000 shares of Common Stock pursuant to the Option Plan, at an average exercise price of $1.02 per share. One fourth of the options granted become exercisable one (1) year from the date of the grant with an additional twenty-five percent becoming exercisable each succeeding year. The closing bid price of the Common Stock is treated as the market value on the applicable date.

        In addition to the Option Plan, the Board authorized grant of non-qualified stock options for an aggregate of up to 600,000 shares of Common Stock to employees (including officers) and non-employee directors. As of April 30, 1999, non-qualified options to purchase 59,126 shares were outstanding. Such options are exercisable at an average exercise price of $3.33 per share and, in each case, the exercise price is equal to the fair market value of the Common Stock as of the grant date.


Report by Board of Directors on Option Repricing

        On April 2, 1998, the Board of Directors authorized the reduction of the exercise price for all outstanding stock options to purchase Company Common Stock held by then current employees (including officers other than Mr. Biermeier and Ms. Calhoun). The Board of Directors believed that the market price of the Company's Common Stock had been negatively affected by several factors, including general market factors, the Company's revenue and earnings performance and limited investment analyst coverage. As a result, the outstanding stock options, which had been granted at exercise prices ranging from $2.00 to $6.25 per share, no longer represented an effective retention or motivational incentive for employees to work to achieve long-term success for the Company. In order to motivate the grantees, the Board of Directors canceled and reissued these options at an exercise price equal to the market price of the Common Stock on the date of repricing ($1.31 per share). Option vesting remained the same.

        F. T. Biermeier
        Mary Ann Calhoun
        Gerald F. Schmidt
        S. Albert D. Hanser
        Terrence W. Glarner



Option/SAR Grants in Last Fiscal Year

        The following table contains information concerning stock option grants to the Named Executive Officers during the fiscal year ended March 31, 1999.







                   Number of   Percent of Total
                   Securities   Options/SARs
                   Underlying    Granted to
                   Options/SARS  Emplyees in    Exercise or Base
Name                granted(#)   Fiscal Year      Price($/Sh)    Expiration Date
___________________ __________  ______________  _______________  _______________


F.T. Biermerier        None     Not Applicable   Not Applicable   Not Applicable

Richard R. Peterson   95,000        12.4%             $1.00          7/14/03

Jeffrey A. Imm        75,000         9.8%             $1.00          7/14/03








Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year End Option/SAR Values

        The following table contains information concerning exercises of stock options during the last fiscal year by the Named Executive Officers and the value of options which were held by the Named Executive Officers at the end of the fiscal year ended March 31, 1999.





Option Exercises


                                                                      Value of
                                                       Number of    Unexercised
                                                      Unexercised  In-The-Money
                                                       Options at   Options at
                            Options Exercises            FY-End      FY-End(1)
                    _______________________________ ______________ _____________
                    Shares Acquired
       Name            on Exercise   Value Realized    Exercisable   Exercisable
___________________ _______________ _______________ ______________ _____________

F.T. Biermeier          300,000       $80,250 (2)             0           $0
Richard R. Peterson        None          None           145,000           $0
Jeffrey A. Imm             None          None           155,000           $0



(1) Value is calculated based on the difference between the option exercise price and the closing price for the Common Stock at March 31, 1999, as reported on the Over-the-Counter Bulletin Board System under the symbol PMIS, multiplied by the number of shares underlying the option.
(2) Value Realized is calculated based on the difference between the option exercise price and the closing price for the Common Stock on the date of exercise, as reported on the Over-the-Counter Bulletin Board System under the symbol PMIS, multiplied by the number of shares underlying the option.




Retirement Plan

        During fiscal year 1995, the Company established a retirement savings plan which qualifies under Internal Revenue Code Section 401(k) ("401(k) Plan"). All employees with at least 90 days of employment are eligible to participate in the 401(k) Plan. The Company's contributions to the 401(k) Plan are based on 15% of employee contributions, which are subject to salary limitations. The Company's contributions to the 401(k) Plan were approximately $7,533 during fiscal 1999.



Certain Transactions

Effective September 1, 1996, the Company entered into a lease for executive offices in a building owned by a limited liability partnership which is controlled by F. T. Biermeier, the Company's President and Chief Executive Officer, a member of the Board of Directors, and a principal shareholder of the Company, and his spouse Mary Ann Calhoun, another officer and director of the Company. The Company believes that, notwithstanding the absence of arms length negotiation, this lease was entered into on terms which are commercially reasonable and comparable to the terms of leases for other properties which would have been available to the Company. In addition, the Company guaranteed the mortgage loan obligation of the limited liability partnership with respect to this property in the principal amount of $945,000. This loan had an interest at 2.75% over the rate on five year U.S. Treasury Notes. As of December 31, 1998, the limited liability partnership sold the entire premises to a third party. In connection with the sale the lease between the Company and the limited liability partnership was terminated.
 Effective January 1, 1999, the Company entered into a new 36 month lease term with the same third party buyer for approximately 7,000 square feet at a minimum monthly base rent of $4,333.


Indemnification of Directors and Officers

        Under Section 302A.521, Minnesota Statutes, the Company is required to indemnify its directors, officers, employees, and agents against liability under certain circumstances, including liability under the Securities Act of 1933, as amended (the "Act"). The general effect of such provisions is to relieve the directors and officers of the Company from personal liability which may be imposed for certain acts performed in their capacity as directors or officers of the Company, except where such persons have not acted in good faith.

        As permitted under Minnesota Statutes, the Articles of Incorporation of the Company provide that directors shall have no personal liability to the Company or to its shareholders for monetary damages arising from breach of the director's duty of care in the affairs of the Company. Minnesota Statutes do not permit elimination of liability for breach of a director's duty of loyalty to the Company or with respect to certain enumerated matters, including payment of illegal dividends, acts not in good faith, and acts resulting in an improper personal benefit to the director.





                    COMPLIANCE WITH SECTION 16(A) OF THE
                       SECURITIES EXCHANGE ACT OF 1934

        Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who beneficially own more than ten percent of the Company's Common Stock, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (the "SEC"). Executive officers, directors and greater than ten percent beneficial owners are required by the SEC to furnish the Company with copies of all Section 16(a) forms they file.

        Based solely on a review of the copies of such forms furnished to the Company and written representations from the executive officers and directors, the Company believes that all Section 16(a) filing requirements applicable to its executive officers and directors were complied with, except that F. T. Biermeier was delinquent in the filing of one Form 4 concerning the exercise of an option. Such filing has now been completed.





                  PROPOSAL 5:  APPOINTMENT OF AUDITORS

        The Board of Directors has appointed PricewaterhouseCoopers, LLP, independent auditors, to audit the financial statements of the Company for the fiscal year ending March 31, 2000. If the shareholders fail to ratify such appointment, the Board of Directors will select another firm to perform the required audit function. A representative of PricewaterhouseCoopers is expected to be present at the shareholders meeting with the opportunity to make a statement if such representative desires to do so and is expected to be available to respond to appropriate questions.




                            SHAREHOLDER PROPOSALS

        Rule 14a-8 of the SEC permits shareholders of a company, after timely notice to the company, to present proposals for shareholder action in the company's proxy statement where such proposals are consistent with applicable law, pertain to matters appropriate for shareholder action and are not properly omitted by the company in accordance with the proxy rules. The Company's Annual Meeting of Shareholders in 2000 is expected to be held on or about August 15, 2000, unless liquidation and dissolution of the Company has been completed prior to that date. Proxy materials for that meeting are expected to be mailed on or about July 15, 2000. Under SEC Rule 14a-8, shareholder proposals to be included in the proxy statement for that meeting must be received on or before the date which is 120 days prior to the anticipated date of mailing. Additionally, if the Company receives notice of a shareholder proposal which may be presented for shareholder action at the meeting, but which has not been included in the Company's proxy statement, after the date which is 45 days prior to the scheduled date of mailing, the proposal will be considered untimely pursuant to SEC Rules 14a-4 and 14a-5(e) and the persons named in proxies solicited by the Board of Directors of the Company may exercise discretionary voting power with respect to the proposal.





             INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The Company's Annual Report on Form 10-KSB for the fiscal year ended March 31, 1999 filed by the Company with the Securities and Exchange Commission is enclosed with this Proxy Statement and is incorporated by reference. All of the information which would be contained in the Annual Report to Shareholders is contained in the Report on Form 10-KSB and, accordingly, the Company will not be disseminating a separate Annual Report to Shareholders.

        All documents filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Proxy Statement and prior to the Annual Meeting shall also be deemed to be incorporated by reference in this Proxy Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superceded for the purposes of this Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or deemed to be incorporated by reference herein modifies or supercedes such statement. Any such statement so modified or superceded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.




CAUTIONARY STATEMENT CONCERNING FORWARD LOOKING INFORMATION

        The following are or may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995:

         (i) certain statements contained in this Proxy Statement or the Company's Form 10-KSB or other filings which are incorporated herein by reference (the "Incorporated Information", concerning any forecasts, projections, including especially statements regarding (a) the development of possible or assumed future results of operations of the Company's business, (b) the markets for the Company's services and products, (c) anticipated expenditures, (d) competition, (e) the effect of the Transaction, and (f) the timing and amounts of proposed distributions to shareholders;

        (ii) any statements preceded by, followed by or that include the words "believes," "expects," "anticipates," "intends," "will likely result," "estimates," "projects" or other similar expressions contained in this Proxy Statement or the Incorporated Information; and

       (iii) other statements contained in this Proxy Statement or the Incorporated Information regarding matters that are not historical facts.

        Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. The Company's shareholders are cautioned not to place undue reliance on such statements, which speak only as of the date hereof or, in the case of documents incorporated by reference, the date of such document.

        All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.
 The Company does not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.



By Order of the Board of Directors





F. T. Biermeier
Chairman of the Board

Dated:  June __, 1999
Plymouth, Minnesota








*********************************


DIRECTIONS TO ANNUAL MEETING OF SHAREHOLDERS

* Ramada Plaza Hotel, located at 12201 Ridgedale Drive in Minnetonka, Minnesota, (612)593-0000.
* Highway 169 runs north and south and intersects with major highways: I494 and I394
*  From highway 169 take highway 394 west.
* From 394 west take Ridgedale Drive, take a left at the lights, go through 2 stop lights.
*  The Ramada Plaza Hotel is on the left.





                                APPENDIX A

                     PLAN OF COMPLETE LIQUIDATION AND
                    DISSOLUTION OF PREMIS CORPORATION


        This Plan of Complete Liquidation and Dissolution (the "Plan") is intended to accomplish the complete liquidation and dissolution of PREMIS Corporation, a Minnesota corporation (the "Company") and its wholly owned subsidiary PREMIS Systems Canada Incorporated, a Nova Scotia, Canada corporation ("PSC"). The Board of Directors of the Company has adopted a resolution recommending that the Company liquidate and dissolve. This Plan has been approved and adopted by the Board of Directors of the Company as being in the best interest of the Company and its shareholders. The Board of Directors of the Company has directed that this Plan be submitted to the Company's shareholders for approval and adoption.

1. Approval and Adoption of Plan. This Plan shall be adopted and become effective when all of the following steps have been completed:

  1.1 Annual Meeting of Shareholders. The Board of Directors has called a Annual Meeting of the Shareholders of the Company for the purpose of allowing the shareholders to consider and act on the liquidation of the Company and its dissolution pursuant to Section 302A.721 of the Minnesota Business Corporation Act, or has otherwise submitted such matter to a vote of the shareholders of the Company.

  1.2 Adoption of This Plan by Shareholders. The shareholders of the Company have approved such liquidation and dissolution and have adopted this Plan by an affirmative vote of at least a majority of the outstanding shares of Common Stock of the Company.

2. Purpose of Plan; Sale of Assets; Amendment. This Plan is intended to be a plan of complete liquidation and dissolution, and is intended to effect a dissolution of the Company pursuant to the Minnesota Business Corporation Act. Subject to any rights of third parties, the Board of Directors may, notwithstanding shareholder authorization of the Plan and of the dissolution of the Company, amend this Plan, but no such amendment shall postpone the effectiveness of the Plan beyond the period contemplated by Section 3 hereof.

3. Liquidation Procedure. The steps set forth below shall be completed as expeditiously as practicable after adoption of this Plan by the shareholders of the company:

  3.1 The Company shall collect all monies owed to the Company and sell substantially all of the property and assets of the company;

  3.2 The Company shall give notice to known and unknown creditors by publication and mail.

  3.3 The Company shall pay or make adequate provision for payment, of all debts and liabilities of the Company, including all expenses of the sale of its assets and of the liquidation and dissolution provided for in this Plan;

  3.4 To the extent deemed necessary by the Board of Directors, the Company shall establish and aside a reasonable amount (the "Contingency Reserve") to meet claims against the Company, including ascertained or contingent liabilities and expenses;

  3.5 The Company shall cease all business activities and withdraw from any jurisdiction in which it is qualified to do business;

  3.6 The Company shall distribute the assets of the Company (except any Contingency Reserve) to the shareholders;

  3.7 The Company shall file Articles of Dissolution of the Company, when appropriate, pursuant to Section 302A.727 of the Minnesota Business Corporation Act and complete all actions that may be necessary or appropriate to dissolve and terminate the corporate existence of the Company; and

  3.8 After the earlier (a) expiration of the statutory period for claims by creditors or (b) resolution of all matters provided for by the Contingency Reserve, the Company shall pay the costs of establishment and maintenance of the Contingency Reserve and distribute the remainder to the shareholders.

4. Authority of Officers. The adoption of the Plan by its shareholders shall constitute full and complete authority for the Board of Directors and the proper officers of the Company, without further shareholder action, to do and perform any and all acts and to make, execute and deliver any and all agreements, conveyances, assignments, transfers, certificates and other documents of any kind and character which such officers deem necessary or appropriate: (ii) to sell, dispose, convey, transfer and deliver the assets of the Company, (ii) to satisfy or provide for the satisfaction of the obligations of the Company; (iii) to distribute any remaining assets of the Company to its shareholders or for their benefit to the extent provided above and (iv) to dissolve the Company in accordance with the laws of the State of Minnesota and cause its withdrawal from all jurisdictions in which it is authorized to do business.






PROXY BAlLOT



                             PREMIS CORPORATION

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned, having received the Notice of Annual Meeting and Proxy Statement dated June __, 1999, hereby appoints F. T. Biermeier as proxy, with full power of substitution, to vote all of the shares of Common Stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of PREMIS Corporation to be held on, July ___, 1999 at 4:00 p.m. at the Ramada Plaza Hotel, located at 12201 Ridgedale Drive in Minnetonka, Minnesota, or at any adjournment thereof, upon any and all matters which may properly be brought before the meeting or any adjournment thereof, hereby revoking all former proxies.

                 SHAREHOLDERS MUST VOTE ON ALL PROPOSALS.

1. Sale of the Company's ownership of its subsidiary, PREMIS Systems Canada Incorporated ("PSC") and PSC's OpenEnterprise software to ACA Facilitair
BV (the "Transaction"):

       [  ]   FOR       [  ]  AGAINST       [  ]  ABSTAIN

2. Adoption of a Plan of Complete Liquidation and Dissolution of the Company (the "Plan of Liquidation"):

       [  ]   FOR       [  ]  AGAINST       [  ]  ABSTAIN

3. Holdback of up to $1 million of the proceeds of the Transaction for a period of up to 12 months to identify and secure a business combination which may provide shareholders with additional value, and thereby delaying or terminating implementation of the Plan of Liquidation:

       [  ]   FOR       [  ]  AGAINST       [  ]  ABSTAIN

4.  Election of five (5) Directors:

        F. T. Biermeier, Mary Ann Calhoun, Gerald F. Schmidt, Albert D. Hanser, and Terrence W. Glarner

       [  ]   FOR       [  ]  AGAINST       [  ]  ABSTAIN

       FOLLOWING ONLY:

       (Write the nominee's name in space below):



5. Ratification of appointment of PriceWaterhouseCoopers, LLP as the independent auditors of the Company for the year ending March 31, 2000:

       [  ]   FOR       [  ]  AGAINST       [  ]  ABSTAIN

6. The authority to vote, in his discretion, on all other business that may properly come before the meeting:

       [  ]  AUTHORITY GRANTED     [  ]  AUTHORITY WITHHELD


THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3, AND 5, FOR EACH NOMINEE, AND IN THE DISCRETION OF THE PROXY HOLDER ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

PLEASE SIGN exactly as name appears below. When shares are held by joint tenants, both should sign. If signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or authorized officer. If partnership, please sign in partnership name by an authorized person.

Dated:          	        , 1999.



Signature        	        	        Signature


PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.






****** DRAFT ******
PREMIS Corporation
Consolidated Financial Statements
March 31, 1999 and 1998





****** DRAFT ******

                              PREMIS Corporation
                         Consolidated Balance Sheet


	                                                         March 31,
            ASSETS                                          1999          1998

Current assets:
  Cash and cash equivalents                           $  2,781,592 $  1,359,773
  Trade accounts receivable, net of allowance for
  doubtful accounts of $0 and $148,183, respectively       115,921      610,244
  Refundable income taxes                                               149,453
  Inventory                                                              12,591
  Cost and estimated earning in excess of billings                       90,097
  Prepaids and other assets                                 40,719      200,450
  Current portion of note receivable                       100,000      117,367
                                                        __________   __________
     Total current assets                                3,038,232    2,539,975

Property and equipment, net                                 45,000    1,316,201
Note receivable                                                         405,322
Software distribution rights, net of accumulated
 amortization of $325,211                                                82,865
                                                        __________   __________
		Total assets                              $  3,083,232 $  4,344,363


		LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Trade accounts payable                              $     26,684 $    234,043
  Accrued liabilities                                      453,109      373,748
  Unearned income                                          455,574      858,412
  Current portion of notes payable - banks                               32,403
  Current portion of other notes payable                                 49,438
  Current portion of capital lease obligation                            62,731
                                                        __________   __________
            Total current liabilities                      935,367    1,610,775

Long-term liabilities:
  Notes payable - banks				                         53,311
  Other notes payable				                         24,792
  Capital lease obligation				                792,649
                                                        __________   __________
            Total liabilities                              935,367    2,481,527

Commitment and contingencies (Note 5)

Stockholders' equity:
  Common stock, 10,000,000 shares authorized,
  5,051,177 and 4,714,177 shares issued and
  outstanding, $.01 par value                               50,512       47,142
  Additional paid-in capital                             9,659,318    9,644,109
  Stock subscription receivable                            (51,000)
  Accumulated deficit                                   (7,813,049)  (7,832,909)
  Cumulative translation adjustment                        302,084        4,494
                                                        __________   __________
            Total stockholders' equity                   2,147,865    1,862,836
                                                        __________   __________
      Total liabilities and stockholders' equity      $  3,083,232 $  4,344,363




See accompanying notes to the consolidated financial statements.






****** DRAFT ******

                             PREMIS Corporation
                    Consolidated Statement of Operations



                                                           Year Ended March 31,
                                                            1999         1998
Revenue:
  System sales                                        $  4,401,502 $  4,215,767

  Maintenance fees and other revenue                     1,064,349    1,729,611
                                                        __________   __________
      Total revenue                                      5,465,851    5,945,378

Cost of sales:
  Systems                                                  129,891    2,853,046
  Maintenance and other                                    421,091      608,706
                                                        __________   __________
      Total cost of sales                                  550,982    3,461,752

Gross profit                                             4,914,869    2,483,626

Operating expenses:
  Selling, general, and administrative expenses          2,089,473    3,145,476
  Research and development expenses                      1,886,696    1,779,802
  Restructuring expenses                                 1,223,862
                                                        __________   __________
      Total operating expenses                           5,200,031    4,925,278

Loss from operations                                      (285,162)  (2,441,652)
Interest income, net                                        92,294       72,744
Other income (expense)                                     (16,680)      26,595
                                                        __________   __________
Loss before income taxes                                  (209,548)  (2,342,313)

Income tax expense (benefit)                              (229,408)      83,901
                                                        __________   __________
Net income (loss)                                      $    19,860  $(2,426,214)

Income (loss) per share
  Basic                                                $         -  $     (0.51)
  Diluted                                              $         -  $     (0.51)

Shares used in computing income (loss) per share
  Basic                                                  4,766,350    4,717,053
  Diluted                                                4,839,590    4,717,053




See accompanying notes to the consolidated financial statements.






****** DRAFT ******

                              PREMIS Corporation
                 Consolidated Statement of Stockholders' Equity
                  For the Years Ended March 31, 1999 and 1998



                                        Stock
              Common Stock    Additnl   Subscrip-            Cumulative
            ________________  Paid-in   tion Re-   Accumultd  Transltn
            Shares    Amount  Capital   ceivable    Deficit   Adjustmnt   Total

Balance at
March 31,
1997       4,734,027 $47,340 $9,702,940 $   -  $(5,406,695) $(5,524) $4,338,061

Stock issued
through the
exercise of
stock
options       8,750       88      1,662                                   1,750

Repurchase
of common
stock       (28,600)    (286)	(60,493)                                (60,779)

Currency
translation
adjustment                                                    10,018     10,018

Net loss                                         (2,426,214)         (2,426,214)

Compre-
hensive
loss                                                                 (2,416,196)

Balance at
March 31,
1998      4,714,177  47,142  9,644,109    -      (7,832,909)   4,494  1,862,836

Stock
issued
through
exercise
of stock
options	    307,600   3,076    52,055  (51,000)                           4,131

Repurchase
of common
stock       (58,600)   (586)  (35,966)                                  (36,552)

Adjustment
of shares
outstanding (88,000)    880      (880)

Currency
translation
adjustment                                                   297,590    297,590

Net income                                           19,860              19,860

Comprehensive
income                                                                  317,450

Balance at
March 31,
1999     5,051,177 $50,512 $9,659,318 $(51,000) $(7,813,049) $302,084 $2,147,865




See accompanying notes to the consolidated financial statements.






****** DRAFT ******

                             PREMIS Corporation
                    Consolidated Statement of Cash Flows
                 For the Years Ended March 31, 1999 and 1998



                                                        Year Ended March 31,
                                                          1999           1998

Cash flows from operating activities:
  Net income (loss)	                             $     19,860  $ (2,426,214)
  Adjustments to reconcile net loss to net
  cash provided from (used by) operating activities:
    Depreciation and amortization                         283,215       342,166
    Proceeds from note receivable                          96,819       104,158
    Restructuring charges                               1,042,174
    Net gain on disposal of fixed assets                  (62,249)
    Changes in assets and liabilities,
     net of effect from acquisition:
      Accounts receivable                                 494,323     1,526,436
      Refundable income taxes                             149,453        97,393
      Cost and estimated earnings in excess of billings    90,097        74,440
      Inventory                                            12,591       383,704
      Prepaids and other assets                           159,731       177,034
      Deferred taxes                                                    133,921
      Accounts payable                                   (207,359)     (353,306)
      Accrued liabilities                                (228,849)     (310,549)
      Unearned income                                    (402,838)     (115,403)
                                                       __________    __________
        Net cash provided from (used by)
        operating activities                            1,446,968      (366,220)

Cash flows from investing activities:
  Purchase of property and equipment                      (89,388)     (180,473)
                                                       __________    __________
    Net cash used by investing activities                 (89,388)     (180,473)

Cash flows from financing activities:
  Repayments of line of credit                                         (245,820)
  Repurchase of common stock                              (36,552)      (60,779)
  Proceeds from notes payable                                            47,500
  Exercise of common stock options                          4,131         1,750
  Repayment of debt                                      (159,944)     (213,934)
  Capital lease obligations                               (40,986)      (55,690)
                                                       __________    __________
        Net cash used by financing activities            (233,351)     (526,973)

Effect of exchange rate changes on cash                   297,590
Net increase (decrease) in cash                         1,421,819    (1,073,666)
Cash and cash equivalents at beginning of year          1,359,773     2,433,439
                                                       __________    __________
Cash and cash equivalents at end of year              $ 2,781,592   $ 1,359,773


As described in Note 13, a net capital lease asset of $728,324 and related lease obligation of $814,394 were converted to an operating lease in November 1998.





See accompanying notes to the consolidated financial statements.






****** DRAFT ******



                            PREMIS Corporation
                Notes to Consolidated Financial Statements
                        March 31, 1999 and 1998



1.  Organization

PREMIS Corporation (the "Company") has historically developed, marketed and supported a line of enterprise-wide solutions to meet the information needs of multi-store specialty and general merchandise retailing chains. The Company's information management software systems are designed to assist businesses with the day-to-day management of their operations and long-term strategic planning.

On February 4, 1999, the Board of Directors of the Company adopted the Plan of Liquidation. The Company is seeking ratification and approval of the Board's action and the affirmative adoption of the Plan of Liquidation by the stockholders. The Plan of Liquidation provides that upon adoption by the stockholders, the Company will proceed to liquidate its assets and to dissolve its corporate existence in accordance with Minnesota law.

Assuming the Plan of Liquidation is approved by the stockholders at the Special Meeting, the Board of Directors will proceed in the following manner: 1) The Company will file a Notice of Intent to Dissolve with the Minnesota Secretary of State. 2) The Board will collect monies owed to the Company and sell the Company's assets in one or more transactions. 3) The Company will pay or provide for payment of all debts and liabilities of the Company and all expenses of liquidation and dissolution (to the extent of available funds realized upon the sale of the Company's assets plus existing cash on hand). 4) After all assets of the Company have been reduced to cash and all creditors' claims have been paid or provided for, and if there then are no pending legal, administrative or arbitration proceedings (or adequate provisions have been made to satisfy any liability arising from such proceedings), the Company will distribute all remaining assets (consisting solely of cash) to the stockholders. Following this distribution, the Company will file Articles of Dissolution with the Secretary of State of Minnesota and will take any and all other necessary or appropriate actions to dissolve and to terminate the Company's existence.

In anticipation of the approval of the Plan of Liquidation, the Company restructured its operations, including the closing of its Canadian operations during February and March 1999. Severance agreements have been signed by all Canadian employees, and the Company has provided for all anticipated costs of this closing as discussed in Note 8. Additionally, the Company has significantly reduced head count in the United States, and has provided for all related severance agreements.


2.  Accounting Policies

Basis of Presentation
The consolidated financial statements include the accounts of the Company and its subsidiary. All intercompany balances and transactions have been eliminated in consolidation.

Supplemental Cash Flow Information
                                               Year Ended March 31,
                                                1999         1998

Cash paid during the year for interest        $ 75,596   $ 142,425



  Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

  Inventories

Inventories are stated at the lower of cost (first-in, first-out) or market. Inventories consist primarily of computer equipment held for resale.

  Property and Equipment

As discussed in Note 1, the Company shut down its Canadian operations and is in the process of winding up its U.S. operations. Management estimated the impairment of fixed assets as $408,094 based upon the estimated realizable value of $45,000 of the Company's fixed assets. The impairment is included in the restructuring expenses in the statement of operations. Depreciation expense during 1999, prior to the impairment determination, was $200,350.

Property and equipment at March 31, 1998, are stated at cost and depreciated for financial statement purposes on a straight-line basis over the estimated useful life of the assets. Depreciation expense for the year ended March 31, 1998 was $259,717. A summary of property and equipment was as follows:

                              Depreciation Lives         1998

Building capital lease            10 years          $   950,000
Furniture and equipment        5 - 7 years              837,126
Leasehold improvements             7 years               76,994
Less accumulated
depreciation and amortization                          (547,919)
                                                     __________
                                                    $ 1,316,201


Software Distribution Rights

The Company has acquired certain software marketing licenses and distribution rights. The costs are capitalized and amortized using the straight-line method over the term of the agreements which range from three to five years. These costs were fully amortized as of March 31, 1999.

Foreign Currency Translation and Transactions

Foreign assets and liabilities are translated using the fiscal year-end rates of exchange. Results of operations are translated using the average exchange rates throughout the period. Translation gains or losses, net of applicable deferred taxes, are accumulated as a separate component of stockholders' equity.

Research and Development Costs

Research and development expenditures are charged to operations as incurred. Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed," requires capitalization of certain software development costs subsequent to the establishment of technological feasibility of the products in development. Costs have not been capitalized because post-technological feasibility costs are immaterial to both total assets and pre-tax results of operation.


Revenue Recognition

System sales include software license, hardware and long-term system installation contract revenue. The Company records revenues from software licenses and hardware upon installation and customer acceptance. Revenues derived from system maintenance contracts are deferred and recognized ratably over the contract period.

Revenues under long-term system installation and consulting contracts are recognized over the period the Company satisfies its obligation using the percentage-of-completion method. Progress on the contracts is measured by the percentage of project hours incurred to date to the total estimated number of project hours for each contract. Management considers project hours to be the best available measure of progress on these contracts. Changes in conditions and estimated earnings may result in review of estimated costs and earnings during the course of the contract and are reflected in the accounting period in which the facts which require the revisions become known. In the normal course of business, the Company may also be subject to a risk of loss by incurring costs to complete a contract in excess of the fixed bid price.

Net Income (Loss) Per Share

The Company accounts for income taxes in accordance SFAS No. 128, "Earnings Per Share." SFAS No. 128 applies to entities with publicly held common stock, and requires dual presentation of basic and diluted earnings per share for entities with complex capital structures. Basic earnings per share includes no dilution and is computed by dividing net income (loss) available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution of securities that could share in the earnings of an entity.

Income Taxes

The Company accounts for income taxes under the liability method of accounting.
 Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities, reduced by valuation allowances as necessary.

Fair Value of Financial Instruments

The Company's financial instruments consist of cash and cash equivalents, short-term trade receivables and payables for which current carrying amounts approximate fair market value. Additionally, interest rates on outstanding debt are at rates which approximate market rates for debt with similar terms and average maturities.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.



3.   United States Postal Service and NCR Corporation Revenues

        In September 1996 (prior to the Company's acquisition of REF), REF entered into a subcontractor arrangement with NCR Corporation ("NCR") in support of the United States Postal Service ("USPS") POS ONE project. The USPS POS ONE project was awarded on August 13, 1996 to NCR and IBM Corporation. Under this project, the USPS is upgrading and opening new retail stores in various post office locations throughout the United States. NCR's portion of the POS ONE contract involves installation of new POS software and equipment for approximately half of the USPS retail workstations. Under the subcontractor arrangement with NCR, the Company's OpenStore product framework and architecture served as the foundation of the point-of-sale software utilized by NCR in support of NCR's POS ONE contract with USPS.

        In August 1998, the Company announced a software license agreement with NCR which amended the terms of utilization of the Company's commercial OpenStore technology in the USPS POS ONE program. The NCR agreement eliminated the Company's obligations under its previous POS ONE subcontract with NCR to deliver point-of-sale software to the USPS in support of the POS ONE project and allowed the Company to focus its resources exclusively on the commercial development of OpenEnterprise products. In August 1998, the Company received the first of two payments of $3,250,000 under the NCR agreement. The second $3,250,000 payment is contingent upon award by the USPS of Phase II of the POS ONE project to NCR. Such award has not been made and no date for decision has been announced.

Sales to the USPS represented 63% and 24% of total revenues during 1999 and 1998, respectively. Additionally, the USPS represented 0% and 16% of trade accounts receivable at March 31, 1999 and 1998, respectively. NCR accounted for 3% and 43% of total revenues during 1999 and 1998, respectively and 65% and 30% of year-end trade accounts receivable at March 31, 1999 and 1998, respectively.


4.   Costs, Estimated Earnings and Billings on Uncompleted Contracts in
Progress

Costs, estimated earnings and billings on uncompleted contracts are summarized as follows:

                                                         1998

Costs incurred on uncompleted contracts               $ 184,640
Estimated earnings                                      133,705
                                                      _________
                                                        318,345
Billings to date                                        228,248
                                                      _________
Costs and estimated earnings in excess of billings    $  90,097


The amount is included in current assets as all contracts in progress are expected to be completed within one year. There were no costs and estimated earnings in excess of billings as of March 31, 1999.

Billings in excess of costs and earnings of $421,816 and $388,288 are included in unearned income at March 31, 1999 and 1998, respectively.



5.   Lease Commitments

The Company is obligated under various capital and operating leases for equipment and office facilities. These leases expire over the next three years.

The future payments due under noncancelable operating leases, excluding executory costs such as management and maintenance fees, are as follows:

                                              Operating Leases
Fiscal Year Ending March 31,

2000                                             $   51,996
2001                                                 51,996
2002                                                 38,997
                                                  _________
Total future minimum lease payments              $  142,989


Total rent expense under operating leases was approximately $159,000 and $235,000 for the years ended March 31, 1999 and 1998, respectively.


6.   Stock Options

The PREMIS Corporation 1994 Employee Stock Option Plan (the "Plan") was adopted to provide incentives to selected eligible officers and key employees of the Company. As adopted, the Plan authorizes qualified options for up to 500,000 shares of common stock. In addition, the Board of Directors has reserved 600,000 shares of common stock for non-qualified stock options. Options granted typically have five-year terms and vest annually over four years.

The Company has adopted the disclosure only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," regarding disclosure of pro forma information for stock compensation. As is allowed by Statement No. 123, the Company will continue to measure compensation cost using the methods described in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees."


A summary of changes in outstanding options and common shares reserved under the Plan are as follows:

        	        	        	Weighted-Average
                                Shares
                               Available         Options        Exercise
                               for Grant        Outstanding      Price

Balance at March 31, 1997       257,259          1,361,908      $  3.82

Granted                        (277,000)           277,000         2.93
Exercised                                           (8,750)        0.20
Canceled                        166,500           (166,500)        5.69
                             __________         __________       ______
Balance at March 31, 1998       146,759          1,463,658         3.45

Granted                        (767,000)           767,000         1.23
Exercised                                         (307,600)        0.18
Canceled                      1,472,900        	(1,473,900)        3.47
                             __________         __________       ______
Balance at March 31, 1999       852,659            449,158      $  1.17


During 1999, 300,000 options were exercised and shares were issued in exchange for a promissory note with recourse for $51,000, bearing interest at 5% and due December 31, 1999. A stock subscription receivable of $51,000 has been recorded as a reduction to stockholders' equity at March 31, 1999, relating to this note receivable.

The following table summarizes information about the stock options outstanding at March 31, 1999:

                         Options Outstanding              Options Exercisable
                   _________________________________  __________________________
                               Weighted-
                                Average    Weighted-                   Weighted-
                               Remaining    Average                     Average
  Range of           Number   Contractual  Exercise      Number        Exercise
Exercise Price    Outstanding     Life       Price     Exercisable       Price

$0.15               50,000       .4 years   $ 0.15       50,000        $ 0.15
$0.90 - $1.31      354,000      4.1 years     1.15       92,500          1.24
$1.38 - $2.00       20,000      3.4 years     1.56       10,000        	 1.75
$2.25 - $5.00       25,158      2.7 years     3.11       25,158        	 3.11
                  ________      _________   ______      _______        ______
                   449,158      3.8 years   $ 1.17      177,658        $ 1.23


Effective April 2, 1998, all stock options for full-time employees priced at more than $1.31 (346,000 total options) were canceled and reissued at the then current stock price of $1.31.


Options outstanding under the Plan expire at various dates from 1999 to 2001. The number of options exercisable as of March 31, 1999 and 1998 were 177,658 and 962,915, respectively. The weighted-average fair value of options granted during 1999 and 1998 are $1.06 and $2.69, respectively.

Pro forma information regarding net loss and loss per share is required by Statement No. 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 1999 and 1998, respectively; risk-free interest rates of 6.2%; volatility factors of the expected market price of the Company's Common Stock of 150% and 40%; and a weighted-average expected life of the option of five years.

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The pro forma effect on the net loss for 1999 and 1998 does not take into consideration pro forma compensation expense related to grants made prior to fiscal 1996. The Company's pro forma information is as follows:

                                                    Year Ended March 31,
                                                     1999          1998

Pro forma net loss                                $ (83,108)  $ (2,663,598)
Pro forma loss per share                          $   (0.02)  $      (0.56)


Stock Warrants

Stock warrants for the right to purchase 188,968 shares of the Company's common stock at prices between $6.00 and $6.25 have been issued in connection with a common stock offering and other transactions. The warrants are vested and expire between September and December 2001.


7.        Notes Payable

The Company's notes payable - bank at March 31, 1998 consist of the following Small Business Development Loans ("SBDL") and installment note which were secured by substantially all assets of the Company.


                                             1998

Notes payable - bank (SBDL)               $  81,576
Note payable - bank (installment note)        4,138
                                          _________
                                             85,714
Less:  Current portion                      (32,403)
                                          _________
                                          $  53,311



The Company has other notes payable as follows:


                                             1998

Note payable to an individual             $  42,292
Note payable for purchase of
software license (see Note 13)                8,272
Inventory note payable                       23,666
                                          _________
                                             74,230
Less:  Current portion                      (49,438)
                                          _________
                                          $  24,792


During 1999, the Company paid all outstanding notes payable.


8.        Restructuring Expenses

        As discussed in Note 1, the Company shut down its Canadian operations as of March 31, 1999 and is in the process of winding up its U.S. operations. The Company recorded a $1,223,862 pretax charge to fourth quarter 1999 earnings, primarily associated with employee separation benefits, fixed asset impairments, and the write-down of the note receivable discussed in Note 12.

        The following table represents the cumulative activity related to the Company's winding up activities:

                                             1999                   Balance at
                                           Original                  March 31,
                                            Charge       Usage         1999



        Severance                        $  330,821    $ 181,688    $ 149,133
        Lease termination costs              92,817                    92,817
        Fixed asset impairment              408,094      408,094
        Long-term receivable write-down     325,870      325,870
        Customer settlement                  66,260                    66,260
                                         __________    _________    _________
                Total                    $ 1,223,862   $ 915,652    $ 308,210


        The remaining balance of $308,210 is included in accrued liabilities at March 31, 1999.



9.        Income Taxes

Income tax expense is comprised of the following:

                                                  1998           1997

Current income tax provision (benefit):
        Federal                               $               $   (50,020)
        State
        Foreign
                                              ___________     ____________
                Total current taxes                               (50,020)

Deferred income taxes:
        Federal                                                   (61,000)
        State                                                      (6,000)
        Foreign                                                (1,167,270)
                                              ___________     ____________
                Total deferred taxes                           (1,234,270)

Valuation allowance                                             1,368,191
                                              ___________     ____________
Income tax (benefit) expense                  $ (229,408)     $    83,901


A reconciliation of the expected federal statutory rate for the years ended March 31, 1999 and 1998 is as follows:

                                                         1999          1998

Expected tax provision (benefit) at statutory rate    $          $   (106,000)
State income tax provision, net of federal tax effect                 (10,000)
Foreign tax benefit                                                  (923,000)
Foreign research and development credit                              (184,000)
Valuation allowance                                                 1,368,191
Other                                                                 (61,290)
                                                      __________  ___________
                                                      $ (229,408) $    83,901


Deferred tax assets (liabilities) are comprised of the followin at March 31:

                                               1999           1998

Allowance for doubtful accounts           $              $    39,000
Net operating loss carryforwards                           1,277,000
Business credit carryforwards, net                           393,000
Deferred facility costs                                       43,000
Other                                                         11,191
                                          ___________    ___________
  Gross deferred tax assets                                1,763,191
Less valuation allowance                                  (1,763,191)
                                          ___________    ___________
  Net deferred tax asset                  $              $        -



10.        Purchase of Software License and Distribution Rights

During fiscal year 1995, PREMIS purchased a software license and distribution rights for a period of five years for $403,910. In addition to the purchase price, the Company must make contingent royalty payments based on a percentage of the net cash receipts from related sales. The Company capitalized the purchase price as software distribution rights and amortized the amount over the term of the agreement. Amortization of $82,865 and $80,782 is included in cost of sales for the years ended March 31, 1999 and 1998, respectively.


11.        Employee Benefits

The Company has a retirement savings plan which qualifies under the Internal Revenue Code Section 401(k) which covers substantially all U.S. employees of the Company. All employees with at least 90 days of employment are eligible to participate in the Plan. The Company's contributions to the Plan are based on 15% of employee contributions which are subject to salary limitations. Company contributions to the Plan were approximately $7,989 and $3,312 for the year ended March 31, 1999 and 1998, respectively. There was no discretionary Company contribution in fiscal 1999.

The Company has a defined contribution employee retirement plan covering substantially all Canadian employees of the Company. All employees with at least one year of employment are eligible to participate. The Company's contributions to the Plan range from 1% to 2% of the employee's compensation depending upon length of service. The Company recognized expense of $2,391 and $5,357 for contributions to the Plan for the year ended March 31, 1999 and 1998, respectively.


12.        Software License and Distribution Agreement

On January 1, 1997, the Company and an unaffiliated corporation entered into a software license and distribution agreement. The Company, in exchange for the granting of exclusive worldwide rights to the Advantage System and providing training and other contract work over a limited time period, received a note receivable for $651,000. The note receivable is payable in 60 equal monthly installments of $14,481 and bears interest at 12% At March 31, 1999, the outstanding balance of the note receivable was written down to management's estimate of its net realizable value of $100,000, which is included in current assets. Licensing revenue was recognized ratably over two years and all training and contract revenue is recognized as services are performed. Unearned revenue at March 31, 1999 and 1998 was $0 and $186,750, respectively.



13.        Related Party Transaction and Commitment

Effective September 1, 1996, the Company entered into a lease agreement for its executive offices and operations which was recorded as a capital lease. The facility was owned by a limited liability partnership controlled by two officers, directors and principal stockholders of the Company. The lease had an initial ten-year term with monthly base rent of $13,477 and two successive two-year options for renewal. On June 30, 1996, the Company prepaid $105,000 in base rent, which reduced the minimum monthly base rent by $2,816 for the first 44 months of the lease (an aggregate credit of $105,000 plus 9% interest per annum). In November 1998, the related parties sold the facility was sold to an unrelated party and the Company signed a new operating lease. See Note 5 for discussion of the related commitment.


14.        Segment Information and Foreign Operations

The Company conducts its business within one industry segment: software and services for point of sale customers. Canadian operations include the wholly owned subsidiary, PREMIS Systems Canada Incorporated.

Revenues, net income and identifiable assets by geographic area are summarized as follows:

                                                     For the Years Ended
                                                           March 31,
                                                  __________________________
                                                      1999           1998

Revenues from unaffiliated customers:
        Domestic operations                       $ 1,147,014    $ 3,440,191
        Canadian operations                         4,318,837      2,505,187
                                                  ___________    ___________
          Consolidated                            $ 5,465,851    $ 5,945,378

Net income (loss):
        Domestic operations                       $(1,312,985)   $  (312,645)
        Canadian operations                         1,332,845     (2,113,569)
                                                  ___________    ___________
          Consolidated                            $    19,860    $(2,426,214)



                                                       As of March 31,
                                                  __________________________
                                                      1999           1998

Identified assets:
        Domestic operations                       $ 3,017,155    $ 3,561,894
        Canadian operations                            66,077        782,469
                                                  ___________    ___________
          Consolidated                            $ 3,083,232    $ 4,344,363


Transaction gains and losses recorded in income in 1999 and 1998 were immaterial. There were no intercompany revenues in fiscal years 1999 and 1998.



15.        Subsequent Event

In April 1999, the Company entered into an agreement with an unrelated party to sell all outstanding shares of PREMIS Systems Canada for $1 million, subject to stockholder approval. The Company also granted the purchaser an irrevocable and exclusive worldwide license to Open Enterprise.